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                                                                   Exhibit 10.63


                           LOAN AND SECURITY AGREEMENT

                                   DATED AS OF

                               SEPTEMBER 29, 2000

                                      AMONG

                       ACTION PERFORMANCE COMPANIES, INC.
                   AS BORROWER REPRESENTATIVE AND A GUARANTOR,


                     THE SUBSIDIARIES OF ACTION PERFORMANCE
                             COMPANIES NAMED HEREIN
                     AS BORROWERS AND SUBSIDIARY GUARANTORS,

                                       AND

                             AMERICAN NATIONAL BANK
                  AND TRUST COMPANY OF CHICAGO, A WHOLLY-OWNED
                           SUBSIDIARY OF BANK ONE, NA,
                               AS AGENT AND LENDER

                                       AND

                         THE OTHER LENDERS PARTY HERETO
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                                TABLE OF CONTENTS

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1.  DEFINITIONS.............................................................     1

  1.1 GENERAL TERMS.........................................................     1
  1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS
      UNDER AGREEMENT.......................................................    15
  1.3 OTHER TERMS DEFINED IN ILLINOIS UNIFORM COMMERCIAL CODE...............    15
  1.4 OTHER DEFINITIONAL PROVISIONS.........................................    15

2.  CREDIT..................................................................    15

  2.1 REVOLVING LOAN AND LETTER OF CREDIT FACILITIES........................    15
  2.2 APPOINTMENT OF BORROWER REPRESENTATIVE................................    19
  2.3 PREPAYMENTS...........................................................    20
  2.4 BORROWERS' LOAN ACCOUNT...............................................    20
  2.5 STATEMENT; TELEPHONIC NOTICE..........................................    20
  2.6 INTEREST AND FEES.....................................................    21
  2.7 MANNER AND TIME OF PAYMENT............................................    23
  2.8 TERM OF THIS AGREEMENT................................................    23
  2.9 YIELD PROTECTION......................................................    24
  2.10  METHOD OF SELECTING RATE OPTIONS; ADDITIONAL PROVISION REGARDING
        LIBOR LOANS.........................................................    25

3.  REPORTING AND ELIGIBILITY REQUIREMENTS..................................    27

  3.1 MONTHLY REPORTS AND COLLATERAL REPORTS................................    27
  3.2 ELIGIBLE ACCOUNTS.....................................................    29
  3.3 ACCOUNT WARRANTIES....................................................    30
  3.4 VERIFICATION OF ACCOUNTS..............................................    30
  3.5 ACCOUNT COVENANTS.....................................................    30
  3.6 COLLECTION OF ACCOUNTS AND PAYMENTS...................................    31
  3.7 APPOINTMENT OF AGENT AS BORROWER'S ATTORNEY-IN-FACT...................    32
  3.8 INSTRUMENTS AND CHATTEL PAPER; CONTROL AGREEMENTS.....................    32
  3.9 NOTICE TO ACCOUNT DEBTORS.............................................    32
  3.10  ELIGIBLE INVENTORY..................................................    33
  3.11  INVENTORY WARRANTIES................................................    33
  3.12  INVENTORY RECORDS...................................................    34
  3.13  SAFEKEEPING OF INVENTORY AND INVENTORY COVENANTS....................    34
  3.14  ELIGIBLE COMMERCIAL LETTERS OF CREDIT...............................    34
  3.15  EQUIPMENT WARRANTIES................................................    34
  3.16  EQUIPMENT RECORDS...................................................    34
  3.17  SAFEKEEPING OF EQUIPMENT............................................    35
  3.18  THIRD PARTY GOODS...................................................    35
  3.19  REAL ESTATE.........................................................    35
  3.20  MAINTENANCE OF REAL ESTATE..........................................    35

4.  CONDITIONS OF ADVANCES..................................................    35

  4.1 INITIAL LOAN..........................................................    35
  4.2 EACH ADVANCE..........................................................    35

5.  COLLATERAL..............................................................    36

  5.1 SECURITY INTEREST.....................................................    36
  5.2 PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS
      THEREIN...............................................................    37
  5.3 SETOFF................................................................    37
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
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6.  WARRANTIES..............................................................    38

  6.1 CORPORATE EXISTENCE...................................................    38
  6.2 CORPORATE AUTHORITY...................................................    38
  6.3 BINDING EFFECT........................................................    38
  6.4 FINANCIAL DATA........................................................    39
  6.5 COLLATERAL............................................................    39
  6.6 SOLVENCY..............................................................    39
  6.7 CHIEF PLACE OF BUSINESS...............................................    40
  6.8 OTHER CORPORATE NAMES.................................................    40
  6.9 TAX LIABILITIES.......................................................    40
  6.10  LOANS...............................................................    40
  6.11  MARGIN STOCK........................................................    41
  6.12  SUBSIDIARIES........................................................    41
  6.13  LITIGATION AND PROCEEDINGS..........................................    41
  6.14  OTHER AGREEMENTS....................................................    41
  6.15  EMPLOYEE CONTROVERSIES..............................................    41
  6.16  COMPLIANCE WITH LAWS AND REGULATIONS; ENVIRONMENTAL MATTERS.........    41
  6.17  PATENTS, TRADEMARKS AND LICENSES....................................    42
  6.18  ERISA...............................................................    42
  6.19  FINANCIAL CONDITION.................................................    44
  6.20  CAPITALIZATION......................................................    44
  6.21  [INTENTIONALLY OMITTED.]............................................    44
  6.22  BANK ACCOUNTS.......................................................    44
  6.23  ACCURACY OF INFORMATION.............................................    44
  6.24  ASSETS AND PROPERTIES...............................................    44
  6.25  INSURANCE...........................................................    44
  6.26  BROKER'S FEES.......................................................    44

7.  AFFIRMATIVE COVENANTS...................................................    44

  7.1 FINANCIAL STATEMENTS..................................................    45
  7.2 INSPECTION............................................................    47
  7.3 CONDUCT OF BUSINESS...................................................    47
  7.4 CLAIMS AND TAXES......................................................    47
  7.5 AGENT'S AND LENDERS' COSTS AND EXPENSES...............................    48
  7.6 THE LOAN PARTIES' LIABILITY INSURANCE.................................    48
  7.7 LOAN PARTIES PROPERTY INSURANCE AND BUSINESS INTERRUPTION INSURANCE...    48
  7.8 NOTICE OF SUIT OR ADVERSE CHANGE IN BUSINESS..........................    49
  7.9 ENVIRONMENTAL SAFETY AND HEALTH LAWS..................................    49
  7.10  LANDLORD CONSENTS AND WAIVERS.......................................    50
  7.11  SUPPLEMENTAL DISCLOSURE.............................................    50
  7.12  CONTINUOUS PERFECTION...............................................    51
  7.13  USE OF PROCEEDS AND MARGIN SECURITY.................................    51

8.  NEGATIVE COVENANTS......................................................    51

  8.1 ENCUMBRANCES..........................................................    51
  8.2 INDEBTEDNESS..........................................................    52
  8.3 CONSOLIDATIONS, MERGERS OR ACQUISITIONS...............................    53
  8.4 INVESTMENTS OR LOANS..................................................    53
  8.5 GUARANTEES............................................................    54
  8.6 DISPOSAL OF PROPERTY..................................................    54
  8.7 COMPENSATION TO OFFICERS AND OTHERS...................................    54
  8.8 RESTRICTED JUNIOR PAYMENT.............................................    55
  8.9 ISSUANCE OF STOCK INTERESTS...........................................    56


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  8.10  AMENDMENT OF ORGANIZATIONAL DOCUMENTS...............................    55
  8.11  TRANSACTIONS WITH SUBSIDIARIES AND AFFILIATES.......................    56
  8.12  [INTENTIONALLY OMITTED.]............................................    56
  8.13  BUSINESS............................................................    56
  8.14  ENVIRONMENTAL.......................................................    56
  8.15  FISCAL YEAR.........................................................    56
  8.16  SUBSIDIARIES........................................................    56
  8.17  CAPITAL EXPENDITURES................................................    56
  8.18  FINANCIAL COVENANTS.................................................    57
  8.19  REVOLVING LOAN CLEAN DOWN...........................................    57
  8.20  BANK ACCOUNTS.......................................................    57

9.  DEFAULT, RIGHTS AND REMEDIES OF AGENT AND LENDERS.......................    58

  9.1 DEFAULTS..............................................................    58
  9.2 RIGHTS AND REMEDIES GENERALLY.........................................    61
  9.3 ENTRY UPON PREMISES AND ACCESS TO INFORMATION.........................    61
  9.4 SALE OR OTHER DISPOSITION OF COLLATERAL BY AGENT......................    61
  9.5 WAIVER OF DEMAND......................................................    62
  9.6 WAIVER OF NOTICE......................................................    62

10. MISCELLANEOUS...........................................................    62

  10.1  AMENDMENTS AND WAIVERS..............................................    62
  10.2  COSTS AND ATTORNEYS' FEES...........................................    63
  10.3  EXPENDITURES BY AGENT AND LENDERS...................................    63
  10.4  CUSTODY AND PRESERVATION OF COLLATERAL..............................    63
  10.5  RELIANCE BY AGENT AND LENDERS.......................................    64
  10.6  ASSIGNMENT; PARTIES.................................................    64
  10.7  CHOICE OF LAW.......................................................    64
  10.8  CONSENT TO JURISDICTION.............................................    64
  10.9  [INTENTIONALLY OMITTED.]............................................    65
  10.10 WAIVER OF JURY TRIAL AND BOND.......................................    65
  10.11 ADVICE OF COUNSEL...................................................    65
  10.12 SEVERABILITY........................................................    65
  10.13 APPLICATION OF PAYMENTS.............................................    66
  10.14 MARSHALLING; PAYMENTS SET ASIDE.....................................    66
  10.15 SECTION TITLES......................................................    66
  10.16 TERMINATION.........................................................    66
  10.17 NOTICES.............................................................    66
  10.18 [INTENTIONALLY OMITTED].............................................    67
  10.19 INDEMNIFICATION.....................................................    68
  10.20 COUNTERPARTS........................................................    68
  10.21 ENTIRE AGREEMENT....................................................    68
  10.22 RATABLE SHARING.....................................................    68
  10.23 CONFIDENTIALITY.....................................................    69

11. ASSIGNMENTS AND PARTICIPATIONS..........................................    69


12. THE AGENT...............................................................    70

  12.1  POWERS..............................................................    70
  12.2  AGENT IN ITS CAPACITY AS A LENDER...................................    71
  12.3  INDEPENDENT CREDIT ANALYSIS.........................................    71
  12.4  GENERAL IMMUNITY....................................................    71
  12.5  RIGHT TO INDEMNITY..................................................    72
  12.6  ACTION BY AGENT.....................................................    72


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  12.7  PROPORTIONATE INTEREST OF LENDERS UNDER THE FINANCING AGREEMENTS....    73
  12.8  AGENT'S RESIGNATION.................................................    73
  12.9  DISBURSEMENT OF PROCEEDS OF LOANS AND OTHER ADVANCES................    73
  12.10 PARTICIPATION IN LETTERS OF CREDIT..................................    74
  12.11 APPROPRIATION OF PAYMENTS...........................................    74
  12.12 AGENT REPORTS.......................................................    74

13. GUARANTIES..............................................................    75

  13.1  GUARANTIES..........................................................    75
  13.2  WAIVERS BY OBLIGORS.................................................    76
  13.3  BENEFIT OF GUARANTY.................................................    76
  13.4  SUBORDINATION OF SUBROGATION, ETC...................................    76
  13.5  ELECTION OF REMEDIES................................................    76
  13.6  LIMITATION..........................................................    77
  13.7  CONTRIBUTION WITH RESPECT TO GUARANTY OBLIGATIONS...................    77
  13.8  LIABILITY CUMULATIVE................................................    78


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                             EXHIBITS

Exhibit A                    Form of Revolving Note
Exhibit B                    Form of Borrowing Notice
Exhibit C-1                  Form of Monthly Certificate
Exhibit C-2                  Reconciliation of Accounts
Exhibit C-3                  Reconciliation of Inventory
Exhibit C-4                  Form of Collateral Reports
Exhibit C-5                  Form of Compliance Certificate
Exhibit D                    Form of Signature Authorization Certificate

                             SCHEDULES

SCHEDULE 1.1                 Commitments
SCHEDULE 3.10                Permitted Locations
SCHEDULE 4.1                 Conditions to Initial Loans
SCHEDULE 6.1                 Jurisdictions of Organization and Qualification
SCHEDULE 6.8                 Corporate or Fictitious Names
SCHEDULE 6.9                 Tax Matters
SCHEDULE 6.12                Subsidiaries
SCHEDULE 6.13                Litigation
SCHEDULE 6.17                Patents, Trademarks and Licenses
SCHEDULE 6.20                Capitalization
SCHEDULE 6.22                Bank Accounts
SCHEDULE 6.25                Insurance
SCHEDULE 8.1                 Liens
SCHEDULE 8.2                 Indebtedness


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
                           LOAN AND SECURITY AGREEMENT


            This Loan and Security Agreement (this "Agreement") entered into as of the 29th day of September, 2000, by and among ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation (the "Company"); each of RACING COLLECTABLES CLUB OF AMERICA, INC. ("Racing Club"), an Arizona corporation, ACTION RACING COLLECTABLES, INC. ("Action Racing"), an Arizona corporation, and ACTION SPORTS IMAGE, L.L.C., an Arizona limited liability company ("Action Sports") (each of Racing Club, Action Racing and Action Sports being referred to herein individually as a "Borrower" and collectively as "Borrowers"); the Subsidiary Guarantors from time to time signatory hereto (together with the Company and Borrowers, each an "Obligor" and together "Obligors"); AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO (in its individual capacity, "ANB"), a national banking association and a wholly-owned subsidiary of BANK ONE, NA, for itself as a Lender and as Agent for any other Lender; and such other Persons hereafter becoming Lenders hereunder. All capitalized term used herein are defined in
Section I of this Agreement.

                                   WITNESSETH:


            WHEREAS, Borrowers desire to borrow up to Thirty Million Dollars ($30,000,000) from Lenders, and Lenders are willing to make certain loans and to extend credit to Borrowers of up to such amount upon the terms and conditions set forth herein;

            WHEREAS, the Company and the Subsidiary Guarantors are willing to guaranty all of the obligations of Borrowers to Agent and Lenders under this Agreement and the other Financing Agreements;

            WHEREAS, the Obligors are willing to grant to Agent, for the benefit of Lenders, a security interest and lien upon their property to secure their obligations under this Agreement and the other Financing Agreements;

            NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrowers by Lenders, the parties hereto hereby agree as follows:

            1. DEFINITIONS.

            1.1 General Terms. When used herein, the following terms shall have the following meanings:

            "Account Debtor" shall mean the party who is obligated on or under an Account.

            "Accounts" shall mean, with respect to any Person, all "accounts" (as defined in the Code) of such Person and shall include without limitation all present and future rights of such Person to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

            "Accounts Trial Balance" shall have the meaning set forth in subsection 3.1(A) hereof.

            "Affiliate" shall mean any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with any Loan Party, (b) that directly or beneficially owns or holds 10% or more of any class of the Voting Stock of any Loan Party, or (c) 10% or more of the voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interests) of which is also owned directly or beneficially or held by any Loan Party.

            "Agent" means ANB in its capacity as agent for the Lenders under this Agreement and the other Financing Agreements and any successor in such capacity appointed pursuant to subsection 12.8 hereof.

            "Applicable Base Rate Margin" shall mean one-half of one percent (.50%) per annum.

            "Applicable LIBOR Rate Margin" shall mean two and one-half of one percent (2.50%) per annum.

            "Asset Disposition" shall mean the disposition whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise of any or all of the assets of any Loan Party other than sales of Inventory in the ordinary course of business and write-downs of uncollectible Accounts in the ordinary course of business.

            "Australian Subsidiaries" shall mean Goodsports Holdings Pty. Ltd., an Australian corporation, and its Subsidiaries.

            "Authorized Officer" shall mean, at any time, an individual whose signature has been certified to Agent on behalf of the Company pursuant to a Signature Authorization Certificate actually received by Agent at such time and whose authority has not been revoked prior to such time in the manner prescribed in such Signature Authorization Certificate.

            "Available Cash Flow" shall mean, for the Company and its Subsidiaries on a consolidated basis with respect to any period and without duplication, an amount equal to the following for such period: (i) EBITDA less (ii) the sum of the following amounts: (a) income tax payments, (b) Net Capital Expenditures, (c) payments made in respect of non-cash charges added back to Net Income for such period or any prior period, and (d) dividend payments and distributions on, or repurchases of, the Company's capital stock or options and rights in respect thereof, all as determined in accordance with GAAP.

            "Base Rate" shall mean a rate per annum equal to the prime rate of interest announced from time to time by Bank One, NA or its parent (which is not necessarily the


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      lowest rate of interest charged to any customer), changing when and as said prime rate changes.

            "Base Rate Loan" means any portion of any Loan which bears interest at the Base Rate.

            "Benefit Plan" shall mean, with respect to any Person, a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which such Person is, or within the immediately preceding six (6) years was, an "employer" as defined in
      Section 3(5) of ERISA.

            "Blocked Accounts" shall have the meaning set forth in subsection
      3.6 hereof.

            "Blocked Account Agreements" shall have the meaning set forth in subsection 3.6 hereof.

            "Borrowing Base" shall have the meaning set forth in subsection 2.1(A) hereof.

            "Borrowing Date" shall mean a date on which a LIBOR Loan is made or continued hereunder or a Base Rate Loan is made or converted into a LIBOR Loan hereunder.

            "Borrower Representative" shall have the meaning given in subsection 2.2.

            "Business Day" shall mean (a) with respect to any borrowing, payment or rate selection with respect to LIBOR Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois and Phoenix, Arizona for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois and Phoenix, Arizona for the conduct of substantially all of their commercial lending activities.

            "Capital Expenditures" shall mean as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP.

            "Capitalized Lease" shall mean as to any Person, at any time, any lease which, in accordance with GAAP, is required to be capitalized on the balance sheet of such Person at such time, and "Capitalized Lease Obligations" of any Person at any time shall mean the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of such Person at such time as lessee under Capitalized Leases.

            "Cash Equivalents" shall mean: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than nine (9) months from the date of acquisition; (b) certificates of deposit, time


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
      deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than nine
      (9) months, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000;
      (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than three (3) months; and (d) investments in money market mutual funds having assets in excess of $1,000,000,000.00 or more provided substantially all of the assets are comprised of securities of the types described in clauses (a) through (c) above or otherwise approved by Agent.

            "Change of Control" shall be deemed to have occurred in the event that:

                  (i) the Principal Shareholder shall cease to own, directly or indirectly, at least 2,000,000 shares of Voting Stock of the Company free and clear of Liens;

                  (ii) the Principal Shareholder shall cease to be the chief executive officer of the Company (a) for any reason other than his death or legal disability, or (b) due to his death or legal disability, and a successor satisfactory to Agent does not assume his responsibilities and position within sixty (60) days of such cessation; or

                  (iii) any "change of control" (as defined under any of the
            Motorsport License Agreements now or hereafter entered into by the Loan Parties) shall occur which results in the termination during any Fiscal Year of Motorsport License Agreements covering products the sale of which by the Loan Parties during the preceding Fiscal Year accounted for in the aggregate more than 15% of the consolidated revenue of the Company and its Subsidiaries for such Fiscal Year.

            "Closing Date" shall mean October 2, 2000.

            "Code" shall have the meaning set forth in subsection 1.3 hereof.

            "Collateral" shall mean all property and interests in property now owned or hereafter acquired by the Obligors in or upon which a security interest, lien or mortgage is granted to Agent, on behalf of Lenders, or to any Lender by the Obligors whether under this Agreement, the other Financing Agreements, or under any other documents, instruments or writings executed by the Obligors and delivered to Agent or any Lender.

            "Collateral Report" shall have the meaning set forth in subsection 3.1(B) hereof.

            "Collecting Banks" shall have the meaning set forth in subsection
      3.6 hereof.

            "Commercial Letter of Credit" means any commercial, trade or documentary letter of credit issued by Agent for the account of any Borrower in accordance with the terms of subsection 2.1(B).


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
            "Commitment" or "Commitments" shall mean the commitment or commitments of Lenders to make Loans as set forth in subsections 2.1(A) hereof and to provide Letters of Credit as set forth in subsection 2.1(B) hereof.

            "Control Letter" means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Obligor, or (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Obligor, whereby, among other things, the issuer or securities intermediary disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Obligor.

            "Default" shall mean the occurrence or existence of any one or more of the events described in subsection 9.1 hereof.

            "Domestic Subsidiary" shall mean any Subsidiary of the Company which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

            "EBITDA" shall mean, for the Company and its Subsidiaries on a consolidated basis with respect to any period and without duplication, an amount equal to the following for such period: (i) Net Income plus (ii) the following to the extent deducted in determining Net Income: (a) depreciation expenses, (b) amortization expense, (c) income tax expense,
      (d) cash interest expense and (e) other non-recurring non-cash charges (excluding reserves established in respect of Accounts and Inventory, but including losses on sales of assets), less (iii) gains on the sale of assets, all as determined in accordance with GAAP.

            "Eligible Accounts" shall have the meaning set forth in subsection
      3.2 hereof.

            "Eligible Commercial Letter of Credit" shall have the meaning set forth in subsection 3.14 hereof.

            "Eligible Inventory" shall have the meaning set forth in subsection
      3.10 hereof.

            "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial, national or foreign, at any time in force or effect relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land, (ii) the use, treatment, storage, disposal handling manufacturing, transportation of


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
      shipment of Hazardous Substances; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health or the environment.

            "Environmental Lien" shall mean a lien in favor of any governmental entity for (a) any liability under federal or state environmental laws or regulations or (b) damages arising from or costs incurred by such governmental entity in response to, a release or threatened release of a hazardous or toxic waste, substance or constituent or other substance into the environment.

            "Equipment" shall mean, collectively, with respect to any Person, all of the equipment and fixtures (as such terms are defined in the Code) of such Person, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by such Person.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

            "ERISA Affiliate" shall mean an entity which is under common control with any Loan Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Company and which is treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code.

            "ERISA Event" shall mean (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Company, any Subsidiary of the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA); or the termination of a Multiple Employee Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Company, any Subsidiary of the Company or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under
      Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

            "Financials" shall have the meaning set forth in subsection 6.4 hereof.

            "Financing Agreements" shall mean, collectively, all agreements, instruments and documents, including, without limitation, this Agreement, the Letter of Credit Documents and any security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, intercreditor agreements, mortgagee waivers, landlord estoppel statements, reimbursement agreements, contracts, notices, leases, financing statements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to Agent or any Lender, together with all agreements, documents and instruments referred to therein or contemplated thereby.

            "Fiscal Year" shall mean a twelve-month period ending on the last day of September in each year.

            "Fixed Charge Coverage Ratio" shall mean, for any applicable computation period, the ratio of Available Cash Flow to Fixed Charges.

            "Fixed Charges" shall mean, for any applicable computation period, all amounts due and owing by the Company and its Subsidiaries on a consolidated basis during such period, whether of principal or interest, and whether a scheduled payment or a mandatory prepayment, with respect to any and all Indebtedness (including with respect to Capitalized Leases).

            "Foreign Lender" shall have the meaning set forth in subsection 11.4 hereof.

            "Foreign Subsidiary" shall mean a Subsidiary which is not a Domestic Subsidiary.

            "GAAP" shall mean generally accepted accounting principles as in effect on the Closing Date and as applied in preparation of the Financials.

            "General Intangibles" shall mean, with respect to any Person, all "general intangibles" (as defined in the Code) of such Person and shall include without limitation all choses in action, causes of action and all other intangible personal property of such Person of every kind and nature (other than Accounts) now owned or hereafter acquired by such Person, including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, trademarks, trademark registrations and applications, trade names, trade styles, trade secrets, goodwill, computer software, operational manuals, product formulas, blueprints, drawings, copyrights, copyright applications, licenses, franchises, customer lists, tax refunds, tax refund claims, rights and claims against carriers and shippers, rights to indemnification and the like, wherever located, proceeds of insurance covering the lives of key employees on which such Person is beneficiary, and any letter of credit, guaranty, security interest, lien rights or other security held by or granted to such Person to secure payment by an Account Debtor.

            "German Subsidiaries" shall mean Action Performance Holding GmbH, a Federal Republic of Germany corporation, and its Subsidiaries.

            "Guarantor" shall mean each of the Company and each Subsidiary Guarantor.

            "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including but not limited to, (i) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Clean Water Act, 33 U.S.C. section 1251 et seq., the Clean Air Act, 42 U.S.C. section 7401 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11011 et seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. section 136 et seq., the Atomic Energy Act, 42 U.S.C. section 22011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et seq.; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof, and (iv) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls.

            "Indebtedness" shall mean, with respect to any Person, as of any date of determination thereof (i) all of such Person's indebtedness for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made, (iii) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless of whether the indebtedness secured thereby shall have been assumed by such Person, (iv) all indebtedness of other Persons which such Person has directly or indirectly guaranteed (whether by discount or otherwise), endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse to such Person or with respect to which such Person is otherwise directly or indirectly liable, including, without limitation, indebtedness in effect guaranteed by such Person through any agreement (contingent or otherwise) to (A) purchase, repurchase or otherwise acquire such indebtedness or any security therefor, (B) provide funds for the payment or discharge of such indebtedness or any other liability of the obligor of such indebtedness (whether in the form of loans, advances, stock purchases, capital contribution or otherwise), (C) maintain the solvency or any balance sheet or other financial condition of the obligor of such indebtedness, or (D) make payment for any products, materials or supplies or for any transportation or services regardless of the nondelivery or nonfurnishing thereof if in any such case the purpose or intent of such agreement is to provide assurance that such indebtedness will be paid or discharged or that any agreements relating thereto will be complied with or that the holders of such indebtedness will be protected against loss in respect thereof, (v) all of such Person's Capitalized Lease Obligations and (vi) all actual or contingent reimbursement obligations with respect to letters of credit issued for such Person's account; provided, that the term Indebtedness shall not include trade payables and accrued expenses incurred in the ordinary course of business.

            "Intangible Assets" shall mean all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, trademarks, trade names, licenses, organizational costs, deferred amounts and covenants not to compete.

            "Intercompany Indebtedness" shall mean, with respect to any Loan Party, all assets and liabilities howsoever arising, which are due to such Person from, or which are due from such Person to, or which may otherwise arise from any transactions by such Person with, any other Loan Party.

            "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

            "Inventory" shall mean, with respect to any Person, any and all "inventory" (as defined in the Code) of such Person and shall include without limitation any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by such Person, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in such Person's business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Person.

            "Inventory Sublimit" shall mean the amount of $5,000,000, which amount may be increased by Agent in its sole discretion following the Closing Date.

            "Investment Property" shall have the meaning ascribed thereto in the Code in those jurisdictions in which such definition has been adopted and shall include without limitation with respect to any Person (i) all securities, whether certificated or uncertificated, held by such Person, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of such Person, including the rights of such Person to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts held by such Person, (iv) all commodity contracts held by such Person; and
      (v) all commodity accounts held by such Person.

            "Lender" or "Lenders" shall mean ANB together with its successors and assigns pursuant to Section 11 hereof.

            "Lender Addition Agent" shall mean an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Loans, the Commitments and other interests under this Agreement and the other Financing Agreements.

            "Letter of Credit" shall have the meaning set forth in subsection 1.2(B) hereof and shall include each Commercial Letter of Credit and each Standby Letter of Credit.

            "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations, but excluding this Agreement.

            "Letter of Credit Liability" means, at any time, the sum of (i) the maximum dollar amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, plus (ii) the aggregate dollar amount of all drawings under Letters of Credit honored by Agent and not theretofore reimbursed.

            "Liabilities" shall mean all of each Obligor's liabilities, obligations and indebtedness to Agent or any Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance), including interest accruing at the rates specified herein, regardless of whether such interest is allowed as a claim in bankruptcy, and whether arising or existing under written agreement, oral agreement or operation of law, relating to any or all of each Obligor's indebtedness and obligations to Agent and Lenders under this Agreement and the other Financing Agreements.

            "LIBOR Base Rate" shall mean, with respect to a LIBOR Loan for the relevant LIBOR Interest Period, the rate determined by Agent to be the rate at which deposits in U.S. dollars are offered by Bank One, NA to first-class banks in the London interbank market at approximately 11 a.m. (London time) two (2) Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of the relevant LIBOR Loan and having a maturity approximately equal to such LIBOR Interest Period.

            "LIBOR Interest Period" shall mean with respect to a LIBOR Loan, a period of one, two, three or six months commencing on a Business Day selected by Borrower Representative pursuant to this Agreement. If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such a LIBOR Interest Period shall end on the next succeeding Business Day, provided, however that if said next succeeding Business Day falls in a new calendar month, such a LIBOR Interest Period shall end on the immediately preceding Business Day.

            "LIBOR Loan" shall mean any portion of any Loan which bears interest at the LIBOR Rate.

            "LIBOR Rate" shall mean, with respect to a LIBOR Loan for the relevant LIBOR Interest Period, the quotient of (i) the LIBOR Base Rate applicable to such LIBOR Interest Period, divided by (ii) one minus the LIBOR Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period. The LIBOR Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

            "LIBOR Reserve Requirement" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

            "Lien" shall mean any lien (statutory or otherwise), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

            "Loan Party" shall mean each of the Company, each Borrower, each Subsidiary Guarantor and each of the Company's other Subsidiaries.

            "Loan Year" shall mean each period of twelve (12) consecutive months commencing on the Closing Date and each anniversary thereof.

            "Loans" shall mean the Revolving Loans.

            "Material Adverse Effect" shall mean a material adverse effect on
      (a) the business, property, condition (financial or other) or results of operations of the Obligors, taken as a whole, (b) the ability of the Obligors taken as a whole to perform any material obligations under the Financing Agreements to which they are parties, (c) the validity or enforceability of this Agreement, any Pledge Agreement, any Note, any Letter of Credit Document or any other material Financing Agreement or (d) the ability of Agent or Lenders to enforce or collect the Liabilities.

            "Maximum Revolving Facility" shall mean Thirty Million Dollars ($30,000,000).

            "Monthly Report" shall have the meaning set forth in subsection 3.1(A) hereof

            "Motorsport License Agreements" shall mean license agreements entered into by the Loan Parties, as licensees, granting to the Loan Parties the right to design, manufacture, distribute and sell licensed motorsport collectibles and consumer products.

            "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

            "Multiple Employee Plan" shall mean a Plan which the Company, any Subsidiary of the Company or any ERISA Affiliate and at least one employer other than the Company, any Subsidiary of the Company or any ERISA Affiliate are contributing sponsors.

            "Net Capital Expenditures" shall mean all Capital Expenditures, but excluding Capital Expenditures to the extent funded with the proceeds of Indebtedness (other than Revolving Loan advances) or insurance.

            "Net Income" shall mean, for any computation period, cumulative net income of the Company and its Subsidiaries, on a consolidated basis, earned during such period in accordance with GAAP.

            "Net Proceeds" shall mean cash proceeds received by any Loan Party from any Asset Disposition (including payments under notes or other debt securities received in connection with an Asset Disposition and insurance proceeds and awards of condemnation), net of (i) brokerage commissions and other fees, costs and expenses related to such Asset Disposition, (ii) provisions for all taxes payable as a result of such Asset Disposition, and (iii) payments made to retire Indebtedness (other than the Loans) secured by the assets or properties that are the subject of such Asset Disposition.

            "Net Worth" means, as of any date, the sum of the capital stock minus treasury shares plus additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Company calculated in conformity with GAAP.

            "Obligor" means each of the Company, each Borrower and each Subsidiary Guarantor.

            "Notes" shall mean the Revolving Notes.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

            "Permitted Liens" shall have the meaning given such term in subsection 8.1 hereof.

            "Person" shall mean any individual, sole proprietorship, partnership, (including any limited partnership) joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

            "Plan" shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Company, any Subsidiary of the Company or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

            "Pledge Agreements" shall mean those certain pledge agreements to be executed and delivered on the Closing Date by each of the Company, goracing.com, inc. and Racing Club, in favor of Agent, on behalf of Lenders, in form and substance satisfactory to Agent.

            "Principal Shareholder" shall mean Fred W. Wagenhals.

            "Prior Indebtedness" shall mean all Indebtedness and other obligations and liabilities of the Loan Parties to First Union National Bank under the Amended and Restated Credit Agreement dated as of August 5, 1998 and the other Credit Documents (as defined therein).

            "Pro Rata Share" shall mean, with respect to any Lender, the percentage obtained by dividing (i) the Revolving Loan Commitment of such Lender by (ii) the Revolving Loan Commitment of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to Section 11 hereof; provided, if the Revolving Loan Commitment is terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing (i) the sum of such Lender's outstanding Revolving Loan plus such Lender's Pro Rata Share of the Letter of Credit Liability at such time by (ii) the sum of the aggregate amount of all outstanding Revolving Loans plus the Letter of Credit Liability at such time.

            "QVC Agreement' shall mean the Agreement dated as of September 13, 2000 by and between the Company and QVC, Inc.

            "QVC Inventory" shall mean Inventory of Racing Club which is subject to the QVC Agreement.

            "Regulation T, U, or X" shall mean Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA other than those events as to which the notice requirement has been waived by regulation.

            "Requisite Lenders" shall mean, collectively, (a) Agent and (b) Lenders having (i) sixty-six and two-thirds percent (66 2/3%) or more of the Revolving Loan Commitment or (ii) if the Revolving Commitment has been terminated, sixty-six and two-thirds percent (66 2/3%) or more of the sum of the aggregate outstanding principal amount of the Revolving Loans and the Letter of Credit Liability at such time.

            "Revolving Loan" shall have the meaning set forth in subsection 2.1(A) hereof.

            "Revolving Loan Commitment" shall mean (a) as to any Lender, the commitment of such Lender to make a portion of the Revolving Loans and to purchase participations in Letters of Credit issued pursuant to subsection 2.1(B) hereof as set forth in Schedule 1.1 hereto or in the most recent Lender Addition Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Loans and to purchase participations in the Letters of Credit issued pursuant to subsection 2.1(B).

            "Revolving Note" shall have the meaning set forth in subsection 2.1(A) hereof.

            "Signature Authorization Certificate" shall mean a certificate substantially in the form attached hereto as Exhibit D now or hereafter executed on behalf of Borrower Representative and delivered to Agent.

            "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan on a Multiple Employer Plan.

            "Standby Letter of Credit" shall mean any standby or direct-pay letter of credit issued by Agent for the account of any Borrower in accordance with the terms of subsection 2.1(B) which is not a Commercial Letter of Credit.

            "Subordinated Indenture" shall mean that certain Indenture dated as of March 24, 1998 among the Company and First Union National Bank, as Trustee

            "Subordinated Notes" shall mean, collectively, those 4.75% Convertible Subordinated Notes due April, 2005 in the aggregate principal amount of $100,000,000 issued by the Company pursuant to the Subordinated Indenture.

            "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or managers or other Persons serving in an equivalent function for entities other than a corporation) of such corporation or entity (irrespective of whether at the time stock of any other class or classes of such corporation or entity shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person. Unless otherwise identified, "Subsidiary" or "Subsidiaries" shall mean Subsidiaries of the Company.

            "Subsidiary Guarantor" shall mean each of the Company's wholly-owned Domestic Subsidiaries that are not Borrowers.

            "Tangible Net Worth" shall mean, as of any date, the following, for the Company and its Subsidiaries on a consolidated basis: (a) Net Worth; less (b) Intangible Assets; plus (c) the outstanding principal portion of Indebtedness evidenced by the Subordinated Notes.

            "Term" shall have the meaning set forth in subsection 2.9 hereof.

            "Unmatured Default" shall mean any event which through the passage of time or the giving of notice or both would mature into a Default.

            "Voting Stock" means, with respect to any Person, capital stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

            1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent and Lenders pursuant to subsection 7.1 hereof shall be prepared in accordance with GAAP as in effect at the time of such preparation. No "Accounting Changes" (as defined below) shall effect financial covenants, standards or terms in this Agreement; provided, that Borrower Representative shall prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by any Loan Party; and (b) changes in accounting principles recommended by any Loan Party's certified public accountants and implemented by such Loan Party.

            1.3 Other Terms Defined in Illinois Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in Article 9 of the Uniform Commercial Code of the State of Illinois, as amended, or as in effect in any jurisdiction where the Collateral is located, as appropriate (the "Code") to the extent the same are used or defined therein.

            1.4 Other Definitional Provisions. Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa.

            2. CREDIT.

            2.1 Revolving Loan and Letter of Credit Facilities.

            (A) Revolving Loan Facility. Subject to the provisions of Section 4 below, each Lender shall, severally and not jointly, advance to Borrowers on a revolving credit basis (the "Revolving Loan"), such Lender's Pro Rata Share of an aggregate amount not to exceed the lesser of (i) the Maximum Revolving Facility or (ii) the "Borrowing Base" (as defined below), less, in either case, the amount of Letter of Credit Liability at such time.

            As used herein, "Borrowing Base" shall mean the sum of (a) up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) then outstanding under existing Eligible Accounts, less such reserves as Agent, in its sole reasonable discretion exercised in accordance with its customary business practices, elects to establish; plus (b) the lesser of (i) the Inventory Sublimit and (ii) an amount equal to the sum of (1) up to fifty percent (50%) of existing Eligible Inventory consisting of blank T-shirt stock, plus (2) up to fifty percent (50%) of existing Eligible Inventory consisting of current calendar model year die-cast finished goods plus (3) up to twenty-five percent (25%) of existing Eligible Inventory consisting of prior calendar model year die-cast finished goods, in each case valued at the lower of cost, determined on a first in first out basis, or market, less such reserves as Agent, in its sole reasonable discretion exercised in accordance with its customary business practices, elects to establish, plus (c) up to fifty percent (50%) of the aggregate undrawn face amount under Eligible Commercial Letters of Credit then outstanding, less such reserves as Agent, in its sole reasonable discretion exercised in accordance with its customary business practices, elects to establish. Lenders, in the sole and absolute discretion of Requisite Lenders, may elect to make advances to Borrowers in excess of the amounts available pursuant to the advance rates set forth above ("Excess Revolving Loans"); provided, that Requisite Lenders may not, without the consent of all Lenders, cause all Lenders to make, or permit to remain outstanding, (i) aggregate Revolving Loans in excess of the Revolving Loan Commitment or (ii) Excess Revolving Loans in an amount greater than $2,000,000 at any one time outstanding, provided further that, without the consent of all Lenders, no such Excess Revolving Loans shall be permitted to remain outstanding for more than thirty (30) consecutive days. If Excess Revolving Loans are made, or permitted to remain outstanding, pursuant to the immediately preceding sentence, then the Borrowing Base shall be deemed increased by the amount of such permitted Excess Revolving Loans, but only for the period of time such Excess Revolving Loans are permitted to be outstanding pursuant to the immediately preceding sentence.

            Each Lender irrevocably agrees that it shall make its Pro Rata Share of each Revolving Loan advance available to Agent in accordance with the terms of this Agreement. Payments made by Agent to any Person on account of any Letter of Credit shall constitute Revolving Loan advances hereunder, the proceeds of which shall be used to reimburse Agent for such payments. Each advance to Borrowers shall, on the day of such advance, be deposited, in immediately available funds, in such account as Borrower Representative may from time to time designate to Agent in writing. The Liabilities constituting the Revolving Loan by each Lender to Borrowers shall be evidenced by a promissory note (each, a "Revolving Note" and collectively, the "Revolving Notes") in the principal amount the Revolving Loan Commitment of such Lender executed and delivered by Borrowers in the form attached hereto as Exhibit A with the blanks appropriately filled. The provisions of the Revolving Notes notwithstanding, the Liabilities shall become immediately due and payable as provided in subsection 9.1 hereof, and, without notice or demand, upon the termination of this Agreement pursuant to subsection 2.8 hereof. In the event of an assignment under Section 11 hereof, Borrowers shall, upon surrender of the assigning Lender's Revolving Notes, issue new Revolving Notes to reflect the new Revolving Loan Commitments of the assigning Lender and its assignee. Each Revolving Note shall represent the joint and several obligation of Borrowers to pay the applicable Lender's Pro Rata Share of the outstanding Revolving Loan together with interest thereon.

            (B) Letters of Credit.

                  (1) Issuance. Subject to the provisions of Section 4 and (if applicable) the provisions of the Letter of Credit Documents, the Revolving Loan Commitment may, in addition to Revolving Loan advances, be utilized, upon the request of Borrower Representative, for the issuance of letters of credit by Agent for the account of any Borrower (a "Letter of Credit"). Each Lender shall be deemed to have purchased a participation in each Letter of Credit issued on behalf of any Borrower in an amount equal to its Pro Rata Share thereof. In no event shall any Letter of Credit be issued to the extent that the issuance of such Letter of Credit would cause the sum of the Letter of Credit Liability at such time (after giving effect to such issuance) plus the outstanding principal balance of the Revolving Loan to exceed the lesser of (x) the Borrowing Base and (y) the Maximum Revolving Facility;

                  (2) Maximum Amount. The aggregate amount of Letter of Credit Liability at any time shall not exceed $15,000,000; provided, that the aggregate amount of Letter of Credit Liability with respect to Standby Letters of Credit at any time shall not exceed $5,000,000.

                  (3) Reimbursement. Borrowers shall be, jointly and severally, irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent for any amounts paid with respect to a Letter of Credit. Borrowers hereby authorize and direct Agent, at Agent's option, to charge Borrowers' Loan Account (by increasing the principal balance of the Revolving Loan) in the amount of any payment made with respect to any Letter of Credit issued for the account of any Borrower. All amounts paid with respect to any Letter of Credit that are not immediately repaid by Borrowers with the proceeds of a Revolving Loan advance or otherwise shall bear interest at the Default rate of interest applicable to Revolving Loans which are Base Rate Loans. In the event that Borrowers shall fail to reimburse Agent on the date of any payment under a Letter of Credit in an amount equal to the amount of such payment, Agent shall promptly notify each Lender of the unreimbursed amount of such payment together with accrued interest thereon and each Lender, on the next Business Day, shall deliver to Agent an amount equal to its respective participation in same day funds. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Unmatured Default or Default or the failure to satisfy any condition set forth in Section 4. In the event any Lender fails to make available to Agent the amount of such Lender's participation in such Letter of Credit, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.

                  (4) Conditions of Issuance. In addition to all other terms and conditions set forth in this Agreement and (if applicable) the Letter of Credit Documents, each Letter of Credit shall be in such form and on such terms as are reasonably satisfactory to Agent. The expiration date of each Commercial Letter of Credit shall be on a date which is not more than six months from the date of issuance, and the expiration date of each Standby Letter of Credit shall be on a date which is not more than one year from the date of issuance. The expiration date of each Letter of Credit shall be on a date which is prior to the expiration of the Term.

                  (5) Request for Letters of Credit. Borrower Representative shall give Agent at least three (3) Business Days prior notice specifying the date a Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit being requested.

                  (6) Obligations Absolute. The obligation of Borrowers to reimburse Agent or any Lender for payments made under any Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

                        (i) any lack of validity or enforceability of any Letter of Credit or any other agreement;

                        (ii) the existence of any claim, set-off, defense or
            other right which any Borrower, any of its Affiliates, Agent or any Lender, on the one hand, may at any time have against any beneficiary or transferee of any Letter of Credit, Agent, any Lender or any other Person, on the other hand, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any of its Affiliates and the beneficiary of the letter of credit);

                        (iii) any draft, demand, certificate or any other
            document presented under any Letter of Credit which is forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                        (iv) payment under any Letter of Credit against
            presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; provided that Agent has not acted in bad faith or with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Letter of Credit;

                        (v) any other circumstance or happening whatsoever,
            which is similar to any of the foregoing; or

                        (vi) the fact that a Default or an Unmatured Default
            shall have occurred and be continuing.

                  (7) Nature of Lender's Duties. As between Agent and Lenders, on the one hand, and Borrowers, on the other hand, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by the beneficiary thereof. In furtherance and not in limitation of the foregoing, neither Agent nor any Lender shall be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all aspects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment by Agent under any Letter of Credit, Agent has not acted in bad faith or with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms;
      (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter if Credit; (g) for the credit of the proceeds of any drawing under any Letter of Credit; and
      (h) for any consequences arising from causes beyond the control of Agent. None of the above shall affect, impair, or prevent the vesting of any of Agent's or any Lender's rights or powers hereunder.

                  (8) Conflict with Letter of Credit Documents. In the event of any conflict between this Agreement and any Letter of Credit Document (including any letter of credit application) this Agreement shall control.

            (C) Joint and Several Liability of Borrowers. Each Borrower acknowledges and agrees that all Borrowers' Liabilities in respect of the Loans (including the Letter of Credit Liability) shall be the joint and several obligations of Borrowers. To the extent any Borrower's liability hereunder in respect of any such Loan (including any Letter of Credit Liability) exceeds the net amount of such Loan advanced to or on behalf of such Borrower, such excess liability shall be deemed a guaranty obligation of such Borrower subject to the provisions of Section 13.

            2.2 Appointment of Borrower Representative. Each Borrower hereby designates the Company as its representative and agent on its behalf (the "Borrower Representative") for the purposes of giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Agreements and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Agreements. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Financing Agreement from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

            2.3 Prepayments.

            (A) Overadvance. The aggregate outstanding principal balance of the Revolving Loan (together with the amount of Letter of Credit Liability) shall not at any time exceed the lesser of (i) the Maximum Revolving Facility or (ii) the amount of the Borrowing Base; and the aggregate outstanding principal balance of the Revolving Loan (together with the amount of Letter of Credit Liability) based on Inventory shall not at any time exceed the Inventory Sublimit. Borrowers shall, if at any time any such excess shall arise, promptly pay Agent, for the account of Lenders, such amount for application to the Liabilities as may be necessary to eliminate the excess.

            (B) Voluntary Prepayments. Borrowers may prepay the Liabilities in full (but not in part, except as set forth below) and terminate the Commitments during the Term, upon not less than thirty (30) days prior irrevocable written notice to Agent, provided that upon the effective date of such termination, Borrowers shall pay Agent, for the account of Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available to Borrowers under this Agreement, the amounts provided for under subsection 2.6(G) hereof. Borrowers, without terminating the Revolving Loan Commitment, may from time to time make repayments, without penalty or additional fee (except as provided in subsection 2.6(C) and 2.10(C) hereof), of the Revolving Loan from internally generated funds. Borrowers may not reduce the Revolving Loan Commitment.

            2.4 Borrowers' Loan Account. Agent shall maintain a loan account (the "Loan Account") on its internal data control systems in which shall be recorded (i) all loans and advances made by Lenders, or by Agent for the account of Lenders, to Borrowers pursuant to this Agreement, (ii) all payments made by Borrowers on all such loans and advances and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in Borrowers' Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. Borrowers promise to pay all of their obligations hereunder and under any of the other Financing Agreements as such amounts become due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) pursuant to the terms of this Agreement and the other Financing Agreements.

            2.5 Statement; Telephonic Notice. (A) All advances and other financial accommodations to Borrowers, and all other debits and credits provided for in this Agreement, may be evidenced by entries made by Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as Agent shall have rendered to Borrower Representative written statements of account as provided herein, the balance in Borrowers' Loan Account, as set forth on Agent's most recent printout, shall be rebuttably presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers, provided that any failure to so record shall not limit or effect Borrower's obligation to pay. Not more than twenty (20) days after the last day of each calendar month, Agent shall render to Borrower Representative a statement setting forth the balance of Borrowers' Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omission, be presumed correct and binding upon Borrowers and shall constitute an account stated.

            (B) Borrowers hereby authorize Agent and each Lender to extend advances under the Revolving Loan and to transfer funds based on telephonic notices made by any Person or Persons Agent in good faith believes to be acting on behalf of Borrower Representative. Borrower Representative agrees to deliver promptly to Agent a written confirmation, if such confirmation is requested by Agent, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by Agent, the records of Agent shall govern absent manifest error.

            2.6 Interest and Fees.

            (A) Borrowers shall pay to Agent, for the account of Lenders, interest on the outstanding principal balance of the Loans at a rate per annum equal to (i) in the case of Base Rate Loans, the Base Rate plus the Applicable Base Rate Margin and (ii) in the case of LIBOR Loans, the LIBOR Rate plus the Applicable LIBOR Rate Margin; provided, that following the occurrence and during the continuance of a Default, at the election of Agent or Requisite Lenders and upon written notice from Agent to Borrower Representative of such election, Borrowers shall pay to Agent, for the account of Lenders, interest from the date of such Default and during the continuance thereof at the rate then in effect plus an additional two percent (2%) per annum on the outstanding principal balance of the Loans (and on the outstanding balance of other Liabilities which are then due and payable). Interest on Base Rate Loans and fees due in connection with the Loans shall be payable monthly in arrears not later than the first day of each calendar month commencing November 1, 2000, on the termination of this Agreement, and, after maturity, upon demand of Agent. Interest on LIBOR Rate Loans shall be payable in arrears on the last day of each LIBOR Interest Period, on the last day of the third month of each LIBOR Period with a duration greater than three months, on the termination of this Agreement and, after maturity, upon demand of Agent. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

            (B) Borrowers shall pay to Agent, for Agent's sole account, the following fees:

                        (i) a closing fee in the amount of $150,000 on the Closing Date; and

                        (ii) a non-refundable annual Agent's fee in the amount of $50,000, which shall be due and payable annually, in advance, on the Closing Date and on each anniversary thereof; provided that such fee shall not be payable on the second anniversary of the Closing Date if this Agreement has not been amended to extend to the Term beyond December 31, 2002.

            (C) Borrowers shall pay to Agent, for the account of Lenders, a facility fee (the "Facility Fee") from the date of the execution of this Agreement at the rate of one-half of one percent (0.5%) per annum, on the difference between the Maximum Revolving Facility and the average daily balance of the Revolving Loan, payable in arrears on the first day of each month for the preceding month, and on the termination of this Agreement. Such fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

            (D) Borrowers shall pay to Agent, for the account of Lenders, a letter of credit fee (the "Letter of Credit Fee") equal to (1) two and one-half of one percent (2.50%) per annum of the undrawn face amount of each Standby Letter of Credit issued by Agent and (2) one and three quarters of one percent (1.75%) per annum of the undrawn face amount of each Commercial Letter of Credit, in each case payable in arrears on the first day of each month following any month in which one or more Letters of Credit are issued or outstanding, and on the termination of this Agreement; provided that following the occurrence and during the continuance of a Default, at the election of Agent or Requisite Lenders and upon written notice from Agent to Borrower Representative of such election, the applicable Letter of Credit Fee shall be increased by two percent (2%) per annum. Such fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

            (E) Borrowers shall reimburse Agent for all customary charges of Agent and all out-of-pocket and administrative expenses incurred by Agent in connection with the issuance and administration of any Letters of Credit, such reimbursement to be paid in arrears within five (5) Business Days following Agent's delivery of a statement setting forth such charges to Borrower Representative and on the termination of this Agreement.

            (F) Borrowers shall pay to Agent, for Agent's sole account, in connection with any audit, inventory analysis or other business analysis performed by or for the benefit of Agent, an audit fee in an amount equal to $1,000 per day for each person employed to perform such audit or analysis, which person may be an employee of Agent or an independent contractor, plus all reasonable out-of-pocket costs or expenses incurred by Agent in the performance of such audit or analysis; provided, that the aggregate amount payable by Borrowers hereunder with respect to audits and other business analyses conducted by Agent after the Closing Date at a time when no Default is continuing shall not exceed $25,000 during any Fiscal Year. Such audit fees and out-of-pocket costs and expenses shall be paid by Borrowers within five (5) Business Days following Agent's delivery of a statement setting forth such amounts to Borrower Representative and on the termination of this Agreement.

            (G) In addition to any other fee required to be paid hereunder, in the event that the Commitments are terminated for any reason at any time other than the end of the Term, then Borrowers shall pay to Agent, for the account of Lenders, in addition to any other amounts under this Agreement, a prepayment fee equal to the following percentage of the Revolving Loan Commitment, such fee to be due and payable on the date of such repayment:

            Date of Termination                       Applicable
            of Commitments                           Prepayment Fee
            --------------                           --------------
            Prior to April 1, 2002                         2.0%

            On or after April 1, 2002                       .5%

            Notwithstanding the foregoing, no prepayment fee shall be payable in the event the Commitments are terminated pursuant to a refinancing of the Liabilities by a commercial banking unit of Bank One, NA or Agent.

            (H) This Agreement and the Notes are hereby limited by this paragraph (H). In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Agent or any Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Lender in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Agent or any Lender shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Liabilities and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of Liabilities, such excess shall be refunded to Borrowers.

            2.7 Manner and Time of Payment. In its sole discretion, Agent may charge interest and other amounts payable hereunder to the Revolving Loan, all as set forth on Agent's books and records. If Agent elects to bill Borrowers for any amount due hereunder, such amount shall be immediately due and payable (unless otherwise provided for herein) with interest thereon as provided herein. All payments made by Borrowers with respect to the Liabilities shall be made without deduction, defense, setoff or counterclaim. All payments to Agent hereunder shall be made in same day funds and shall, unless otherwise directed by Agent, be made by wire transfer to Agent at its offices in Chicago, Illinois or in accordance with subsection 3.6 (if then applicable). Proceeds remitted to Agent by wire transfer shall be credited to the Liabilities on the Business Day received, if received prior to 3:00 p.m. (Chicago time) on such Business Day, and shall otherwise be credited to the Liabilities on the next Business Day.

            2.8 Term of this Agreement. This Agreement shall be effective until December 31, 2002 (the "Term"). This Agreement shall terminate at the end of the Term; provided, however, that Agent shall retain the right to terminate this Agreement at any time upon the occurrence and during the continuance of a Default; and further provided, however, that: (i) all of Agent's and Lenders' rights and remedies (including, without limitation, under subsection 10.19 and any other indemnity sections hereof) under this Agreement and (ii) all of Agent's and Lenders' security interests shall survive such termination until all of the Liabilities (other than indemnification Liabilities pursuant to subsection 10.19 hereof to the extent no claims giving rise thereto have then been asserted) have been fully paid and satisfied and all Letters of Credit have been cancelled and returned to Agent. Notwithstanding the foregoing,

Borrowers may terminate this Agreement (and such termination shall constitute a prepayment hereunder) at any time other than as provided above upon satisfaction of the conditions set forth in subsections 2.3(B) and 2.6(G) hereof and the payment by Borrowers to Agent, for the account of Lenders, of the then outstanding principal and accrued interest and payment and performance of all other Liabilities (including without limitation fees due under subsections 2.6 and 2.10(C) hereof and any other fees owed to Agent and Lenders) and the cancellation and return to Agent of all Letters of Credit. Upon the effective date of termination of this Agreement, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities (other than indemnification Liabilities pursuant to subsection 10.19 hereof to the extent no claims giving rise thereto have then been asserted) shall have been fully paid and satisfied (and all Letters of Credit have been cancelled and returned to Agent) and all financing arrangements between Borrowers and Agent and Lenders shall have been terminated, all of Agent's and Lenders' rights and remedies under this Agreement and the other Financing Agreements shall survive, Agent and Lenders shall be entitled to retain their security interests in and to all existing and future Collateral, and the Obligors shall continue to remit collections of Accounts and proceeds as provided herein.

            2.9 Yield Protection. If the adoption of any law or any governmental or quasi governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) after the date hereof or any change therein after the date hereof, or any change in the interpretation or administration thereof after the date hereof,

            (a) subjects Agent or any Lender to any tax, duty, charge, fee, deduction or withholding on or from any payments due from any Borrower (excluding taxation of the overall net income of Agent or Lenders or franchise taxes measured by such net income), or changes the basis of taxation of principal, interest or any other payments to Agent or any Lender in respect of the Financing Agreements or other amounts due it hereunder, or

            (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Agent or any Lender, or

            (c) imposes or increases or renders applicable any special deposit, assessment, insurance charge, reserve or liquidity or other similar requirement (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by Agent or any Lender, or

            (d) imposes any other condition the result of which is to increase the cost to Agent or any Lender of making, funding or maintaining advances or reduces any amount receivable by Agent or any Lender in connection with advances, or requires Agent or any Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by Agent or such Lender, or

            (e) affects the amount of capital required or expected to be maintained by Agent or any Lender or any corporation controlling Agent or any Lender and Agent or such Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make loan hereunder or of commitments of this type, then, within fifteen (15) days of written notice and demand by Agent or any Lender to Borrower Representative, Borrowers shall pay Agent or such Lender that portion of such increased expense incurred (including, in the case of clause (e) any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account Agent's or such Lender's policies as to capital adequacy) or reduction in an amount received which Agent or such Lender determines is attributable to making, funding and maintaining the Financing Agreements (which notice shall set forth the basis for requesting such amounts showing the calculation thereof in reasonable detail); provided, that Borrowers shall not be liable for any portion of such increased expense incurred or reduction in such amount received by Agent or any Lender unless (i) Agent or such Lender notifies Borrower Representative of such increased expense or reduction in amount received within ninety (90) days of the date Agent or such Lender actually learns of such increased expense or reduction in amount received and (ii) in the case of withholding taxes covered by subsection 2.9(a) hereof, each assignee complies with subsection 11.4 hereof, provided, further, that in the event Borrower Representative objects to such increased expense, Borrowers may prepay the Liabilities and terminate this Agreement within 120 days following Borrower's receipt of notice of such increased expense, and, in such event, Borrowers shall incur no prepayment penalty as described in subsection 2.6(G) hereof. If any Lender or Agent, as applicable, receives a refund (whether by way of a direct payment or by offset) of any tax for which a payment has been made pursuant to subsection 2.9(a) by Borrowers, which refund in the good faith judgment of such Lender or Agent, as the case may be, is determined to be allocable to such payment made under subsection 2.9(a), the amount of such refund shall be paid to Borrowers to the extent payment has been made in full by Borrowers pursuant to subsection 2.9(a).

            2.10 Method of Selecting Rate Options; Additional Provision Regarding LIBOR Loans

            (A) The Loans may be allocated as Base Rate Loans or LIBOR Loans, or a combination thereof, as provided in this subsection 2.10; provided, that (a) no more than 4 LIBOR Interest Periods may be in existence at any one time; and
(b) at all times the amount of the Base Rate Loans shall be sufficient so that application of the proceeds of Accounts in accordance with Section 3.6 hereof will not necessitate a payment of the LIBOR Loans on a day other than the last day of the applicable LIBOR Interest Period. The Loans shall be Base Rate Loans unless Borrower Representative provides a Borrowing Notice to Agent and each Lender in the form of Exhibit B (a "Borrowing Notice"), signed by Borrower Representative, irrevocably electing (subject to clause (B) below) that a portion of the Revolving Loan is to be a LIBOR Loan. The Borrowing Notice shall be delivered to Agent and each Lender not later than three (3) Business Days before the Borrowing Date for each LIBOR Loan, and shall specify:

                  (i) the Borrowing Date of such proposed LIBOR Loan, which shall be a Business Day;

                  (ii) the aggregate amount of such proposed LIBOR Loan, which shall be in the minimum principal amount of One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess of such amount; and

                  (iii) the LIBOR Interest Period applicable thereto.

Each LIBOR Loan shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto (but not including) the last day of such LIBOR Interest Period at the interest rate determined as applicable to such LIBOR Loan, but interest on such LIBOR Loan shall be payable as provided in subsection 2.6(A) hereof. If at the end of a LIBOR Interest Period for an outstanding LIBOR Loan Borrower Representative has failed to elect to continue such LIBOR Loan as a LIBOR Loan by providing an appropriate Borrowing Notice to Agent and each Lender as set forth above, then such LIBOR Loan shall be converted to a Base Rate Loan on and after the last day of such LIBOR Interest Period. An outstanding Base Rate Loan may be converted to a LIBOR Loan at any time subject to the notice provisions and the limitations set forth above. Borrower Representative may not elect to make or continue or convert any portion of any Loan as a LIBOR Loan if there exists a Default, and Borrower Representative may not elect to make or continue or convert any portion of any Loan as a LIBOR Loan having a LIBOR Interest Period longer than 30 days if at such time there exists an Unmatured Default. Borrower Representative shall select LIBOR Interest Periods with respect to LIBOR Loans so that no LIBOR Interest Period expires after the end of the Term.

            (B) If any Lender determines that maintenance of a LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, such Lender shall suspend the availability of LIBOR Loans and require any LIBOR Loans owing to it to be converted to a Base Rate Loan; or if any Lender determines that (i) deposits of a type or maturity appropriate to match fund LIBOR Loans are not available, such Lender shall suspend the availability of the affected type of LIBOR Loans after the date of any such determination, or (ii) the LIBOR Rate does not accurately reflect the cost of making a LIBOR Loan, such Lender shall suspend the availability of the LIBOR Loans after the date of any such determination.

            (C) If any payment of a LIBOR Loan occurs on a date which is not the last day of the applicable LIBOR Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Loan is not made on the date specified by Borrower Representative because Borrowers have not satisfied the conditions precedent to such LIBOR Loan contained in this Agreement or have otherwise breached the terms of this Agreement, Borrowers will indemnify Lenders for any loss or cost incurred by any of them resulting therefrom, including without limitation any loss or cost in liquidating or employing deposits acquired to fund or maintain the LIBOR Loan.

            (D) Each Lender shall deliver a written statement as to the amount due, if any, under paragraph (C) above. Determination of amounts payable under such paragraph in connection with a LIBOR Loan shall be calculated as though such Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand following receipt by Borrower Representative of the written statement.

            3. REPORTING AND ELIGIBILITY REQUIREMENTS.

            3.1 Monthly Reports and Collateral Reports.

            (A) Monthly Reports.

            Borrower Representative shall submit to Agent, not later than the tenth (10th) day of each month, a monthly report (the "Monthly Report"), accompanied by a certificate in the form attached hereto as Exhibit C-1, which shall be signed by an Authorized Officer. The Monthly Report shall include, as of the last Business Day of the preceding month:

                  (i) an aged trial balance of Borrowers' Accounts ("Accounts Trial Balance"), on a consolidated basis and on a Borrower by Borrower basis, prepared in a manner reasonably acceptable to Agent;

                  (ii) a schedule of Inventory owned by Borrowers and in possession or otherwise, on a consolidated basis and on a Borrower by Borrower basis, by location, valued at the lesser of cost, determined on a first in first out average basis, or market, and adjusted for such reserves as Agent has previously indicated to Borrower Representative are deemed by Agent to be appropriate, in its sole reasonable determination exercised in accordance with its customary business practices, and including a report of any variances or other results of inventory counts performed by Borrowers since the date of the last Monthly Report;

                  (iii) an aged trial balance of Borrowers' accounts payable, on a consolidated basis and on a Borrower by Borrower basis, prepared in a manner reasonably acceptable to Agent and showing the name of each party to whom a payable is due and the amounts, including an aging thereof in such form as Agent may reasonably request, or, at Agent's election, in lieu of the foregoing, a summary aging of Borrowers' accounts payable, on a consolidated basis and on a Borrower by Borrower basis, showing total agings by aged date in such form as Agent may reasonably request.

                  (iv) a reconciliation, on a consolidated basis and on a Borrower by Borrower basis, of Borrowers' Accounts and Inventory between the amount shown on Borrowers' books and Borrowers' collateral reports delivered to Agent in the form of Exhibit C-2 and Exhibit C-3 attached hereto, respectively;

                  (v) the outstanding principal balance of the Liabilities;

                  (vi) a statement that there exists no Default or Unmatured Default, or, if any Default or Unmatured Default exists, a specific description of the nature and the period of existence thereof and the action Borrowers have taken and proposes to take with respect thereto;

                  (vii) a summary of any pending or, to Borrowers' knowledge, threatened strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Loan Party or its employees;

                  (viii) a schedule of Indebtedness (other than the Loans) incurred by the Loan Parties since the date of the last Monthly Report and, if any such Indebtedness is secured by Liens on any of the Loan Parties' assets, a description of the assets securing such Indebtedness; and

                  (ix) such other reports or information as Agent may from time to time reasonably request.

            (B) Collateral Reports.

            In addition, Borrower Representative shall submit to Agent, not later than the tenth (10th) day of each month (or more frequently upon Agent's request while a Default is continuing), a written report reflecting activity for the immediately preceding month (the "Collateral Report"), substantially in the form attached hereto as Exhibit C-4 describing or including, in a form and with such specificity as is satisfactory to Agent:

                  (i) all Accounts created or acquired by Borrowers subsequent to the immediately preceding Collateral Report, on a consolidated basis and on a Borrower by Borrower basis; together with copies of any other reports or information, in a form and with such specificity as is satisfactory to Agent, concerning Accounts of any Borrower included, described or referred to in the Collateral Reports and any other documents in connection therewith requested by Agent, including, without limitation, but only if specifically requested by Agent, copies of all invoices and bills of lading prepared in connection with such Accounts;

                  (ii) information in connection with (a) any Account of any Borrower in excess of $100,000 which has ceased to be an Eligible Account since the most recent Collateral Report and (b) any other Account of any Borrower in excess of $100,000 with respect to which any setoff, counterclaim or dispute has been asserted by any Account Debtor or any allegation of delayed performance or nonperformance has been made by any Account Debtor accompanied by a statement of any modification, adjustment or compromise with respect to any such Account of any Borrower which affects the amount due or the time when payment of such Account is to be made;

                  (iii) information on all amounts collected by Borrowers on Accounts subsequent to the immediately preceding Collateral Report;

                  (iv) a calculation of Borrowers' Borrowing Base, on a consolidated basis, including information on all sales of Inventory or other reductions of Inventory, all credits issued by any Borrower and all complaints and claims against any Borrower, and

                  (v) such additional information as Agent shall reasonably require.

            3.2 Eligible Accounts. Agent shall have the sole right, in its sole reasonable discretion exercised in accordance with its customary business practices, to determine which Accounts of Borrowers are eligible (the "Eligible Accounts"). Without limiting Agent's discretion, the following Accounts, shall not be Eligible Accounts: (i) Accounts which remain unpaid ninety (90) days after the earlier of the original date of the applicable invoice or the shipment date, and Accounts which remain unpaid sixty (60) days after the due date of such Accounts, unless in either case Agent has made specific Account Debtor exceptions from the criteria set forth in this clause (i); (ii) all Accounts owing by a single Account Debtor, including a currently scheduled Account, if twenty-five percent (25%) or more of the balance owing by such Account Debtor to any Borrower is ineligible due to the criteria in clause (i) above; (iii) Accounts with respect to which the Account Debtor is a Loan Party or a director, officer, employee, Subsidiary or Affiliate of any Loan Party; (iv) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless with respect to any such Account, the applicable Borrower has complied to Agent's satisfaction with the provisions of the Federal Assignment of Claims Act of 1940, including, without limitation, executing and delivering to Agent all statements of assignment and/or notification which are in form and substance acceptable to Agent and which are deemed necessary by Agent to effectuate the assignment to Agent of such Accounts; (v) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada (excluding any Maritime Province or Quebec); (vi) Accounts with respect to which the Account Debtor has asserted a counterclaim or has a right of setoff, to the extent of such counterclaim or right of setoff; (vii) Accounts for which the prospect of payment or performance by the Account Debtor is or may be impaired as determined by Agent in its sole reasonable discretion exercised in accordance with its customary business practices; (viii) Accounts with respect to which Agent, on behalf of Lenders, does not have a first and valid fully perfected Lien; (ix) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment of the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (x) Accounts with respect to which the Account Debtor's obligation to pay the Account is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis; (xi) Accounts to the extent that the Account Debtor's indebtedness to the Obligors exceeds a credit limit determined by Agent in Agent's sole reasonable discretion exercised in accordance with its customary business practices; (xii) Accounts with respect to which the Account Debtor is located in any state denying creditors access to its courts in the absence of a notice of business activities report or similar filing, unless the applicable Borrower has either qualified as a foreign corporation to do business in such state or has filed such notice of business activities report or similar filing with the applicable state agency for the current year; (xiii) Accounts representing progress billings; (xiv) Accounts with respect to which any disclosure is required in the applicable Accounts Trial Balance or Collateral Report in accordance with subsection 3.3 hereof and
(xv) Accounts of any Person other than a Borrower. In the event that previously scheduled Eligible Accounts in excess of $100,000 individually or $250,000 in the aggregate cease to be Eligible Accounts under the above described criteria, Borrower Representative shall notify Agent thereof promptly after any Obligor has obtained knowledge thereof.

            3.3 Account Warranties. With respect to Accounts of any Borrower scheduled, listed or referred to on the initial Accounts Trial Balance or on any subsequent Accounts Trial Balance or Collateral Report, Borrowers warrant and represent to Agent and Lenders that, except as disclosed in such Accounts Trial Balance or Collateral Report: (i) they are genuine, are in all respects what they purport to be; (ii) they represent undisputed, bona fide transactions, completed in accordance with the terms and provisions contained in the documents, if any, delivered to Agent with respect thereto; (iii) the amount, shown on the respective Accounts Trial Balance, Borrowers' books and records and all invoices and statements which may be delivered to Agent with respect thereto are actually and absolutely owing to Borrowers and are not in any way contingent; (iv) no payments have been or shall be made thereon except payments immediately deposited into Lock Box Accounts (as hereinafter defined) or Blocked Accounts (as hereinafter defined) or delivered to Agent pursuant to this Agreement; (v) there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and no Borrower has made any agreement with any Account Debtor for any deduction therefrom; (vi) there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder as shown on the Accounts Trial Balance, Borrowers' books and records and all invoices and statements delivered to Agent with respect thereto; (vii) to the best of Borrowers' knowledge, all Account Debtors have the capacity to contract and are solvent; (viii) such Accounts, and the services furnished and/or goods sold giving rise thereto, are not subject to any Lien except that of Agent, on behalf of Lenders, and except as specifically permitted in subsection 8.1 below; (ix) no Borrower has any knowledge of any fact or circumstance which would impair the validity or collectibility thereof, and (x) to the best of Borrowers' knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in such Account Debtor's financial condition. Borrower Representative agrees to notify Agent with respect to any Accounts scheduled on the Accounts Trial Balance with respect to which the warranties in this subsection 3.3 are not true and which Borrowers, therefore, do not want Agent to consider as Eligible Accounts.

            3.4 Verification of Accounts. Agent shall have the right, at any time or times hereafter, in the name of a nominee of Agent (or after the occurrence and during the continuance of a Default, in Agent's name), to verify the validity, amount or any other matter relating to any Accounts of any Obligor, by mail, telephone, telegraph or otherwise and to sign the applicable Obligor's name on any verification of Accounts and notices thereof to Account Debtors.

            3.5 Account Covenants. Borrower Representative shall promptly upon any Obligor learning thereof: (i) inform Agent in writing of any material delay in any Obligor's performance of any of its obligations to any Account Debtor or of any assertion of any material claims, offsets or counterclaims by any Account Debtor; (ii) furnish to and inform Agent of all material adverse information relating to the financial condition of any Account Debtor, and (iii) notify Agent in writing if any then existing Accounts of Borrowers scheduled to Agent with respect to which Lenders have made an advance are no longer Eligible Account as to which Agent has not previously received notice from Borrower Representative that the same have ceased to be Eligible Account hereunder.

            3.6 Collection of Accounts and Payments. Within thirty (30) days following the Closing Date, Obligors shall establish lock box accounts ("Lock Box Accounts") and blocked accounts (the "Blocked Accounts") with Agent and/or such banks as are reasonably acceptable to Agent (collectively, the "Collecting Banks") to which all Account Debtors shall directly remit all funds received, including but not limited to all payments on Accounts of the Obligors, and in which Obligors will immediately deposit all other payments made for Inventory and other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. The Collecting Banks shall acknowledge and agree, in a manner reasonably satisfactory to Agent, that all payments made to the Blocked Accounts are the sole and exclusive property of Agent, for the benefit of Lenders, that the Collecting Banks have no right to setoff against the Blocked Accounts (other than for unpaid fees and costs payable to such Collecting Banks in connection with the maintenance of such Blocked Accounts) and that the Collecting Banks will wire or otherwise transfer, on a daily basis, funds deposited into the Blocked Accounts to Agent or as otherwise directed in writing by Agent to such Collecting Banks. Obligors hereby agree that all payments made to the Lock Box Accounts, Blocked Accounts or otherwise received by the Collecting Banks, whether on the Obligor's Accounts or as proceeds of the Obligors' other Collateral or otherwise, will be the sole and exclusive property of Agent, for the benefit of Lenders, and, upon Agent's receipt thereof, will be applied by Agent on account of the Liabilities as follows: (i) when the funds have become available, for collection of checks and other instruments (including automatic clearing house electronic funds transfers and depository transfer checks) received by Agent at its offices in Chicago, Illinois, Agent will credit (conditional upon final collection) all such payments to Borrowers' Loan Account, and (ii) all cash payments received by Agent at its offices in Chicago, Illinois, including, without limitation, payments made by wire transfer of immediately available funds received by Agent in time for posting to the account of Agent, for the benefit of Lenders, on the date received, will be credited to Borrowers' Loan Account immediately upon receipt. The Obligors and each of their Affiliates, Subsidiaries, shareholders, directors, officers, employees, agents or those Persons acting for or in concert with any Obligor shall, acting as trustee for Agent, receive, as the sole and exclusive property of Lender, any monies, checks, notes, drafts or any other funds received by such Persons, including without limitation any payment relating to and/or proceeds of any Obligor's Accounts or other Collateral which come into the possession or under the control of any Obligor or any of its Affiliates, Subsidiaries, shareholders, directors, officers, employees, agents or those Persons acting for or in concert with any Obligor and immediately upon receipt thereof, Obligors shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Agent at Agent's address set forth below. The Obligors agree to pay to Agent any and all fees, costs and expenses which Agent incurs in connection with opening and maintaining the Lock Box Accounts and Blocked Accounts and depositing for collection by Agent any check or item of payment received and/or delivered to any Collecting Bank or Agent, respectively, on account of the Liabilities and the Obligors further agree to reimburse Agent and Lenders for any claims asserted by the Collecting Banks in connection with the Blocked Accounts and any amounts paid to any Collecting Bank arising out of Agent's or Lenders' indemnification of such Collecting Bank against damages incurred by the Collecting Bank in the operation of any Blocked Account.

            Until otherwise directed by Agent, the Collecting Banks shall transfer payments made to the Blocked Accounts to Borrowers' operating accounts with such Collecting Banks or as otherwise directed by Borrower Representative. If Borrowers' Loan Account shall reflect a Revolving Loan balance of zero on or before noon Chicago time on any Business Day, Agent shall transfer amounts (if any) received by Agent in good funds from any Collecting Bank, without interest, to Borrowers (as directed by Borrower Representative) so long as no Default shall have occurred and be continuing.

            3.7 Appointment of Agent as Borrower's Attorney-in-Fact. Each Obligor hereby irrevocably designates, makes, constitutes and appoints Agent (and all officers, employees, agents and other Persons designated by Agent) as such Obligor's true and lawful attorney-in-fact, and authorizes Agent, in such Obligor's or Agent's name, to: (a) following the occurrence and during the continuance of a Default: (i) demand payment of Accounts; (ii) enforce payment of Accounts by legal proceedings or otherwise; (iii) exercise all of such Obligor's rights and remedies with respect to proceedings brought to collect an Account; (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Agent deems advisable; (v) settle, adjust, compromise, extend or renew any Account; (vi) discharge and release any Account; (vii) prepare, file and sign such Obligor's name on any proof of claim in bankruptcy or other similar document against an Account Debtor; (viii) notify the post office authorities to change the address for delivery of such Obligor's mail to an address designated by Agent, and open and deal with all mail addressed to such Obligor; (ix) do all acts and things which are necessary, in Agent's sole discretion, to fulfill such Obligor's obligations under this Agreement; (x) take control in any manner of any item of payment or proceeds thereof; (xi) have access to any lockbox or postal box into which such Obligor's mail is deposited;
(xii) endorse such Obligor's name upon any items of payment or proceeds thereof and deposit the same in Agent's account on account of the Liabilities; and
(xiii) endorse such Obligor's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto; and (b) at any time, sign such Obligor's name on any verification of Accounts and notices thereof to Account Debtors.

            3.8 Instruments and Chattel Paper; Control Agreements. (A) Promptly following any Obligor's receipt thereof, such Obligor shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment to vest title and possession in Agent, for the benefit of Lenders, all chattel paper and instruments which such Obligor now owns or may at any time or times hereafter acquire having an aggregate face amount in excess of $500,000.

            (B) Within thirty (30) days following the Closing Date, Obligors shall cause all issuers of Cash Equivalents in the name of any Obligor, and all securities intermediaries holding Cash Equivalents in securities accounts in the name of any Obligor, to enter into Control Letters with Agent with respect to such Cash Equivalents in form and substance reasonably satisfactory to Agent.

            3.9 Notice to Account Debtors. Agent may, if a Default has occurred and is continuing, (a) at any time or times and without prior notice to the Obligors, notify any or all Account Debtors that the Accounts have been assigned to Agent and that Agent has a security interest therein and (b) direct any or all Account Debtors to make all payments upon the

Accounts directly to Agent. Agent shall furnish Borrower Representative with a copy of any such notice.

            3.10 Eligible Inventory. Agent shall have the sole right, in its sole reasonable discretion exercised in accordance with its customary business practices, to determine which Inventory of Borrowers is eligible (the "Eligible Inventory"). Without limiting Agent's discretion, the following Inventory shall not be Eligible Inventory: (i) Inventory which is obsolete, not in good condition, or not either currently usable or currently salable in the ordinary course of the applicable Borrower's business; (ii) Inventory other than blank T-shirt stock, current calendar model year die-cast finished goods and prior calendar model year die-cast finished goods, (iii) Inventory which Agent determines, in the exercise of Agent's sole reasonable discretion exercise in accordance with Agent's customary business practices, to be unacceptable due to age, type, category and/or quantity; (iii) Inventory of any Person other than Borrowers; (iv) Inventory with respect to which Agent, on behalf of Lenders, does not have a first and valid fully perfected Lien; (v) QVC Inventory or any other Inventory which is stored or placed with a bailee, consignee, warehouseman, supplier, lessor or similar party, unless otherwise deemed to be Eligible Inventory by Agent in its sole discretion; provided, that QVC Inventory shall not be deemed ineligible by virtue of the criteria set forth in this clause (v) so long as (1) such Inventory is held on consignment by QVC at a location owned or leased by QVC, Inc., (2) such Inventory is not otherwise ineligible under any of the other criteria set forth in this subsection 3.10,
(3) such Inventory is owned by the applicable Borrower, whose ownership interest in such Inventory is prior to all creditors of QVC, Inc. and has been perfected in accordance with Section 9-114 of the Code (and Borrowers have provided written evidence thereof to Agent), (4) Agent, on behalf of Lenders, shall have a first and valid fully perfected Lien on such Inventory and (5) Agent and QVC, Inc. shall have entered into a bailee letter with respect to all Inventory at such location in form and substance satisfactory to Agent; (vi) Inventory delivered to any Borrower on consignment; (vii) Inventory which is not located at one of the locations designated on Schedule 3.10 hereof or at one of the other locations permitted under subsection 8.10 hereof; (viii) Inventory for which any Borrower has invoiced the customer, whether or not the customer has paid for such Inventory; (ix) Inventory the completion of manufacture or sale of which by Agent following a Default would require the consent of, or royalty payments to, any third party, except for Inventory subject to the rights of licensees under Motor Sports License Agreements entered into in the ordinary course of business; and (x) Inventory with respect to which any disclosure is required in the applicable Monthly Report or Collateral Report in accordance with subsection 3.11 hereof. In the event that previously scheduled Inventory having a value in excess of $200,000 in the aggregate ceases to be Eligible Inventory under the above-described criteria, Borrower Representative shall notify Agent thereof promptly after any Borrower has obtained knowledge thereof.

            3.11 Inventory Warranties. With respect to Inventory scheduled, listed or referred to in any Monthly Report or Collateral Report, the Obligors warrant that, except as disclosed in such Monthly Report or Collateral Report
(i) it is located at one of the premises listed on Schedule 3.10 or at one of the other locations permitted under subsection 8.10 hereof and is not in transit (except for Inventory in trailers operated by Action Sports having an aggregate value not in excess of $50,000); (ii) it is located at the location shown thereon for it; (iii) it is not subject to any Lien whatsoever except for the security interest granted to Agent, on behalf of Lenders, hereunder and except as specifically permitted in subsection
8.1 below; and (iv) it is of good and merchantable quality, free from any defects which would affect the market value or such Inventory. Borrower Representative agrees to notify Agent with respect to any Inventory with respect to which the warranties in this subsection 3.11 are not true and which Borrower Representative, therefore, does not want Agent to consider as Eligible Inventory.

            3.12 Inventory Records. The Obligors shall at all times hereafter keep records, correct and accurate in all material respects, itemizing and describing the kind, type, quality and quantity of Inventory and Eligible Inventory, the Obligors' cost therefor and withdrawals therefrom and additions thereto, all of which records shall be available during Obligors' usual business hours at the request of any of Agent's officers, employees or agents (upon reasonable prior notice in the absence of a Default).

            3.13 Safekeeping of Inventory and Inventory Covenants. Agent and Lenders shall not be responsible for: (i) the safekeeping of the Inventory; (ii) any loss of or damage to the Inventory, (iii) any diminution in the value of the Inventory; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person. As between the Obligors and Agent and Lenders, all risk of loss, damage, destruction or diminution in value of the Inventory shall be borne by the Obligors. No Inventory shall be, without Agent's prior written consent, at any time or times hereafter stored with a bailee, warehouseman, consignee or similar third party, except that QVC Inventory may be stored on consignment with QVC, Inc. in accordance with the terms of the QVC Agreement as in effect on the Closing Date. No Obligor shall sell any of its Inventory on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or any other basis subject to a repurchase obligation or return right, without Agent's prior written consent.

            3.14 Eligible Commercial Letters of Credit. Agent shall have the sole right, in its sole reasonable discretion exercised in accordance with its customary business practice, to determine which Commercial Letters of Credit issued by Agent for the account of Borrowers are eligible ("Eligible Commercial Letters of Credit"). Without limiting Agent's discretion, no Commercial Letter of Credit shall be an Eligible Commercial Letter of Credit unless draws under such Commercial Letter of Credit may be applied solely to purchase goods in which Agent, on behalf of Lenders, will have a first and valid fully perfected Lien upon the making of such draw and at all times thereafter until such goods are sold by the applicable Obligor in the ordinary course of business. In the event a previously scheduled Eligible Commercial Letter of Credit is drawn upon, the Borrowing Base shall immediately be adjusted by Agent to give effect to such draw.

            3.15 Equipment Warranties. With respect to the Obligor's Equipment, the Obligors warrants that all such Equipment is used or usable in the Obligors' businesses (obsolete Equipment excepted).

            3.16 Equipment Records. Each Obligor shall at all times hereafter keep records, correct and accurate in all material respects, itemizing and describing the location, the kind, type, age and condition of its Equipment, its cost therefor and accumulated depreciation thereof, and retirements, sales, or other dispositions thereof; all of which records shall be available during such Obligor's usual business hours at the request of any of Agent's officers, employees or agents (upon reasonable prior notice in the absence of a Default). All of the Obligors' Equipment is and shall be kept at the locations specified on Schedule 3.10 or at such other locations otherwise permitted in accordance with subsection 8.10 hereof.

            3.17 Safekeeping of Equipment. Agent and Lenders shall not be responsible for: (i) the safekeeping of the Obligors' Equipment; (ii) any loss or damage to the Obligors' Equipment; (iii) any diminution in the value of the Obligors' Equipment; or (iv) any act or default of any repairman, bailee or any other Person with respect to the Obligors' Equipment. As between the Obligors and Agent and Lenders, all risk of loss, damage, destruction or diminution in value of the Obligors' Equipment shall be borne by the Obligors.

            3.18 Third Party Goods. No Obligor shall hold or accept any Inventory owned by other Persons, whether on a consignment basis or otherwise.

            3.19 Real Estate. No parcel of real estate owned by any Obligor is subject to any material boundary or encroachment dispute, special assessment, condemnation or eminent domain proceeding, restrictive covenant, zoning or known building code violation or any other dispute, assessment, claim or violation of law which would materially restrict or interfere with such Obligor's use of such parcel of real estate in the ordinary course of such Obligor's business or which might have a Material Adverse Effect. Except as disclosed on Schedule 3.10, no Obligor owns any real estate or leases any real estate from any third party.

            3.20 Maintenance of Real Estate. Each Obligor shall keep and maintain its real estate and all improvements thereon in good condition and repair, ordinary wear and tear excepted, and shall maintain the utility thereof. Each Obligor shall maintain its real estate in conformity in all material respects with all applicable building and zoning codes and other applicable laws, statutes, rules and regulations.

            4. CONDITIONS OF ADVANCES.

            4.1 Initial Loan. Agent and Lenders shall not be required to make the initial Revolving Loan hereunder, and Agent shall not be required to issue the initial Letters of Credit (if any) hereunder on the Closing Date, unless Borrower Representative have furnished Agent with sufficient copies of all documents listed on Schedule 4.1, all in form and substance reasonably satisfactory to Agent.

            4.2 Each Advance. Subsequent to the Closing Date, Agent and Lenders shall not be required to make any advance or Loan or issue any Letter of Credit unless on the applicable borrowing date:

            (A) Borrowers Representative's Written Request.

                  (i) Agent shall have received with respect to a request by Borrower Representative for an advance to be made under subsection 2.1(A) hereof; no later than 11:00 A.M., Chicago time, on the Business Day a Revolving Loan advance is to be made in the case of a Base Rate Loan, and no later than 11:00 A.M., Chicago time, three Business Days before a

Revolving Loan advance is to be made in the case of a LIBOR Loan, a telephonic request from an Authorized Officer of Borrower Representative (promptly thereafter confirmed by Borrower Representative in writing) for a Revolving Loan advance, specifying the amount of such Revolving Loan advance.

                  (ii) Agent shall have received with respect to a request by Borrower Representative for a Letter of Credit to be issued under subsection 2.1(B) hereof at least three (3) Business Days (or such shorter period as may from time to time be acceptable to Agent in its sole discretion) prior to the date the Letter of Credit is requested to be issued, a telephonic request from an Authorized Officer of Borrower Representative (promptly thereafter confirmed by Borrower Representative in writing), specifying the date a Letter of Credit is to be issued and the Borrower for whose account such Letter of Credit is to be issued and identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the desired form of Letter of Credit.

            (B) No Default. There shall not have occurred any Default or Unmatured Default which is then continuing, nor shall any such Default or Unmatured Default occur after giving effect to the advance.

            (C) Representations and Warranties True and Correct. The representations and warranties of the Obligors contained in this Agreement shall be true and correct in all material respects on and as of the date of any advance as though made on and as or such date, except for any representation or warranty limited by its terms to a specific date.

            (D) Security Interest. Agent, on behalf of Lenders, shall have a first priority perfected security interest in, and Lien on, the Collateral, subject to Liens permitted under subsection 8.1 hereof.

            5. COLLATERAL.

            5.1 Security Interest. To secure payment and performance of the Liabilities, each Obligor hereby grants to Agent, for the benefit of Agent and Lenders, a right of setoff against and a continuing security interest in and to all of the following property of such Obligor, and all interests of such Obligor in the following property, whether now owned or hereafter acquired by such Obligor and wheresoever located: (i) Accounts, contract rights and other General Intangibles (excluding Motor Sports License Agreements to the extent that (a) such agreements are not capable of being encumbered under the terms thereof without the consent of the licensor (but only to the extent such restriction is enforceable under applicable law) and (b) such consent has not been obtained), Investment Property, tax refunds, chattel paper (including electronic chattel paper), instruments, notes, letters of credit, supporting obligations, documents, and documents of title; (ii) Inventory; (iii) Equipment (including embedded software) and fixtures; (iv) such Obligor's deposit accounts (general or special) and credits and other claims against Agent or any Lender, or any other financial institution with which such Obligor maintains deposits; (v) such Obligor's monies, and any and all other property and interests in property of such Obligor now or hereafter coming into the actual possession, custody or control of Agent or any Lender or any agent or affiliate of Agent or any Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (vi) insurance proceeds of or relating to any of the foregoing; (vii) insurance proceeds relating to any key man life insurance policy covering the life of any director, officer, employee or former director, officer or employee of such Obligor; (viii) insurance proceeds relating to business interruption insurance; (ix) books and records relating to any of the foregoing and (x) all accessions and additions to, substitutions for, and replacements, products and proceeds, of any of the foregoing.

            5.2 Preservation of Collateral and Perfection of Security Interests Therein. Each Obligor shall execute and deliver to Agent, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of Agent, all financing statements, instruments or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by Agent), as Agent may request, in a form reasonably satisfactory to Agent, to perfect and keep perfected the security interest and liens in the Collateral granted by such Obligor to Agent, on behalf of Lenders, or to otherwise protect and preserve the Collateral and Agent's and Lenders' security interest and liens therein or to enforce Agent's and Lenders' security interests and liens in the Collateral. Should any Obligor fail to do so, Agent is authorized to sign any such financing statements as such Obligor's agent. Each Obligor further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of financing statement is sufficient as a financing statement to the maximum extent permitted by applicable law. Without limiting the foregoing, each Obligor shall deliver to Agent (each in form and substance satisfactory to Agent):

                  (i) bailee letters acknowledged by each bailee having possession of goods owned by such Obligor on the Closing Date as to all bailments existing on the Closing Date and concurrently with entering into any bailment arrangement after the Closing Date;

                  (ii) if requested by Agent, signed acknowledgements of Agent's security interest in depository accounts from each bank maintaining a depository account of such Obligor;

                  (iii) if requested by Agent, control agreements from any securities intermediary holding such Obligor's financial assets, and

                  (iv) the original of all letters of credit issued to such Obligor as beneficiary along with a collateral assignment thereof evidencing the consent to such assignment by the issuer of such letter of credit.

            5.3 Setoff. The Obligors agree that Agent and each Lender have all rights of setoff and bankers lien provided by applicable law and, in addition thereto, each Obligor agrees that (in addition to Agent's and Lenders' rights with respect to proceeds of Collateral) at any time (a) any amount owing by it under this Agreement or any other Financing Agreement is then due or (b) any Default exists, Agent and each Lender may apply to the payment of the Liabilities, any and all balances, credits, deposits, accounts or moneys of such Obligor then or thereafter with such Person. Without limitation of the foregoing and in addition to Agent's and Lenders' rights with respect to the proceeds of the Collateral, such Obligor agrees that upon and after the occurrence of a Default and during the continuance of such Default, Agent and each Lender and each of their branches and offices are hereby authorized, at any time and from time to time, without notice, (i) to setoff against, and to appropriate and apply to the payment of, the Liabilities (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Agent or such Lender or any such office or branch to such Obligor (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Agent or such Lender may elect in its sole discretion.

            6. WARRANTIES.

            Obligors represent and warrant that after giving effect to the transactions consummated on the Closing Date pursuant to the Financing Agreements, and continuing until payment in full of all Liabilities (other than indemnification Liabilities pursuant to subsection 10.19 hereof to the extent no claims giving rise thereto have then been asserted against any Indemnitee), and (even if such Liabilities shall have been paid in full) so long as any Commitment remains in effect:

            6.1 Corporate Existence. Each of the Loan Parties is a corporation or limited liability company, as applicable, duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (which jurisdiction is set forth on Schedule 6.1 hereto) and is duly qualified as a foreign corporation or limited liability company and in good standing in the states set forth on Schedule 6.1 hereto which are all of the states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a Material Adverse Effect.

            6.2 Corporate Authority. The execution and delivery by each Obligor of each of the Financing Agreements to which it is a party and the performance of such Person's obligations under each such Financing Agreement: (i) are within such Person's powers; (ii) are duly authorized by all necessary action; (iii) are not in contravention of the terms of such Person's organizational documents, or of any indenture, or other material agreement or undertaking to which it is a party or by which it or any of its property is bound or any judgment, decree or order applicable to it; (iv) do not, as of the execution hereof or thereof, require any governmental consent, registration or approval; (v) do not contravene any contractual or governmental restriction binding upon such Person; and (vi) will not, except as contemplated herein, result in the imposition of any lien, charge, security interest or encumbrance upon any property of such Person under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Person is a party or by which it or any of its property may be bound or affected.

            6.3 Binding Effect. This Agreement and all of the other Financing Agreements to which each Obligor is a party have been duly executed and delivered by such Person and constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors' rights generally.

            6.4 Financial Data.

            Borrower Representative has furnished to Agent and Lenders audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended September 30, 1999 and unaudited consolidated financial statements of the Company and its Subsidiaries for the nine-month period ending June 30, 2000 (the "Financials"), in each case as filed with the Securities Exchange Commission. The Financials are in accordance with the books and records of the Company and its Subsidiaries and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries at the dates thereof and the results of operations for the periods indicated (subject to normal year-end adjustments in the case of unaudited Financials) and the Financials have been prepared in accordance with GAAP (subject to the absence of footnotes in the case of unaudited Financials). The historical financial statements to be furnished to Agent and Lenders in accordance with subsection
7.1 hereof will be in accordance with the books and records of the Company and its Subsidiaries and will fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes) and such financial statements will be prepared in conformity with GAAP throughout the periods involved. Since the date of the Financials, there have been no changes in the condition, financial or otherwise, of the Company and its Subsidiaries as shown on the Financials, except (a) as contemplated herein, and (b) for changes in the ordinary course of business (none of which individually in the aggregate has been materially adverse). Borrower Representative has also furnished to Agent and Lenders the projections of the Company and its Subsidiaries on a consolidated and consolidating basis for the period through September 30, 2001 (the "Projections"). The Projections have been prepared by Borrower Representative in light of the Company's and its Subsidiaries' operations, represent the good faith estimate of the Borrower Representative and its senior management concerning the projected course of the Loan Parties business and have been prepared in accordance with GAAP. All information, reports and other papers and data furnished to Agent and Lenders are or will be, at the time the same are so furnished to Lender, accurate and correct in all material respects and complete insofar as completeness may be necessary to give Lender, in all material respects, a true and accurate knowledge of the subject matter thereof.

            6.5 Collateral. Except as permitted under this Agreement, all of the Collateral is and will continue to be owned by Obligor, has been fully paid for and is free and clear of all Liens. The Collateral is located at the locations set forth on Schedule 3.10 attached hereto or at such other locations as otherwise permitted under subsection 8.10 hereof, except for Inventory in transit.

            6.6 Solvency. Neither the Company nor any Borrower (i) is "insolvent" as that term is defined in Section 101(32) of the Federal Bankruptcy Code (the "Bankruptcy Code") (11 U.S.C. Section 101(32)), Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (ii) has "unreasonably small capital" as that term is used in Section 548(a)(2)(B)(ii) of the Bankruptcy Code or Section 5 of the UFCA, (iii) is engaged or about to engage in a business or a transaction for which its remaining property is "unreasonably small in relation to the business or transaction as that term is used in Section 4 of the UTFA,
(iv) is unable to pay its debts as they mature or become due, within the meaning of Section 548(a)(2)(B) (iii) of the Bankruptcy Code, Section 4 of the UFTA and
Section 6 of the UFCA, and (v) does not now own assets having a value on a going concern basis greater than the amount required to pay such Obligor's "debts" as such term is used in Section 2 of the UFTA and Section 2 of the UFCA. No Obligor shall be rendered insolvent (as defined above) by the execution and delivery of this Agreement or any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.

            6.7 Chief Place of Business. As of the execution hereof, the principal place of business and the chief executive office of each Obligor is located at the location identified as such and set forth in the Schedule 3.10 attached hereto. If any change in any such location occurs, Borrower Representative promptly shall notify Agent thereof in accordance with subsection
8.10 hereof. As of the execution hereof; the books and records of each Obligor, all records of account and all chattel paper (to the extent the same have not been delivered to Agent) are located at the principal place of business and chief executive office of such Obligor, and if any change in such location occurs, Borrower promptly shall notify Agent thereof in accordance with subsection 8.10 hereof.

            6.8 Other Corporate Names. Except as disclosed on Schedule 6.8 hereto, no Obligor has used any corporate or fictitious name other than the corporate name shown on its Articles of Incorporation or other organizational documents.

            6.9 Tax Liabilities. The Loan Parties have filed all material foreign, federal, state and local tax reports and returns required by any law or regulation to be filed by them except for extensions duly obtained and except where the failure to do so will not result in material liability to the Loan Parties, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. Except as set forth on Schedule 6.9 attached hereto, no federal income tax returns of any Loan Party are currently under audit by the Internal Revenue Service. The reserves for taxes reflected on the balance sheets included in the Financials are, and the reserves for taxes reflected on the consolidated balance sheets of the Company and its Subsidiaries submitted to Agent and Lenders in accordance with the terms of subsection 7.1 hereof will be, adequate in amount for the payment of all liabilities for all foreign, federal, state and local taxes (whether or not disputed) of the Company and its Subsidiaries accrued through the date of such balance sheets. There are no material unresolved questions or claims concerning any tax liability of the Company and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

            6.10 Loans. Except as disclosed in the financial statements specifically identified in subsection 6.4 above or as permitted under subsection
8.2 hereof, and for trade payables arising in the ordinary course of any Loan Party's business since the date of such financial statements, there currently are no loans, other indebtedness for borrowed money or any guaranties, except in favor of Agent, on behalf of Lenders.

            6.11 Margin Stock. None of the Obligors owns any margin security and none of the loans advanced or other credit provided to Borrowers hereunder will be used for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin security or for any other purpose not permitted by Regulation U, T or X or any other regulation of the Board of Governors of the Federal Reserve System.

            6.12 Subsidiaries. Except as set forth on Schedule 6.12, the Company has no Subsidiaries and no investments in any other Person, other than in Cash Equivalents.

            6.13 Litigation and Proceedings. Except as set forth on Schedule
6.13 attached hereto, there are no judgments outstanding against any of the Loan Parties nor is there now pending or, to the best of Obligors' knowledge, threatened, any litigation, investigations, contested claim, or governmental proceeding by or against any of the Loan Parties except judgments and pending or threatened litigation, investigations, contested claims and governmental proceedings which are not, in the aggregate, material to any of the Loan Parties business, operations, condition (financial or otherwise) or prospects. The items disclosed on Schedule 6.13 would not reasonably be expected to have a Material Adverse Effect.

            6.14 Other Agreements. None of the Loan Parties is in default under any material contract, lease, or commitment to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect. No Obligor knows of any dispute regarding any contract, lease, or commitment which could reasonably be expected to result in a Material Adverse Effect.

            6.15 Employee Controversies. There are no controversies pending or, to the best of any Obligor's knowledge, threatened or anticipated, between any of the Loan Parties and any of its employees, or any collective bargaining units representing any of its employees, other than employee grievances arising in the ordinary course of business which could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the Loan Parties has any accrued and unpaid liability to any of its employees arising under the Federal Fair Labor Standards Act, as amended.

            6.16 Compliance with Laws and Regulations; Environmental Matters.

            (A) General Compliance. The execution and delivery by each of the Loan Parties of the Financing Agreements to which it is a party and the performance of such Person's obligations thereunder are not in contravention of any law or laws. Each of the Loan Parties is in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to its business, operations and assets, except for laws, orders, regulations and ordinances the violation of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (B) Environmental, Health and Safety Compliance. (i) The operations of the Loan Parties comply with all applicable Environmental Laws except for such non compliance which would not reasonably be expected to have a Material Adverse Effect; (ii) there are no Environmental Liens threatened or attached to the real property owned or operated by the Loan Parties except for such Environmental Liens which would not reasonably be expected to have a Material Adverse Effect; (iii) none of the Loan Parties has caused or suffered to occur any Release (as that term is defined in CERCLA) of Hazardous Substances on, at, in, under, above, to, from or about any of its real property or operations except for such Release that would not reasonably be expected to have a Material Adverse Effect; (iv) Borrower Representative has provided to Agent copies of all existing environmental reports, reviews, assessments and audits and all written information pertaining to noncompliance with Environmental Laws, which noncompliance could reasonably be expected to have a Material Adverse Effect; (v) none of the Loan Parties has received or is aware of any notice or correspondence identifying it as a potentially responsible party or requesting information under Environmental Laws, and to the best knowledge of the Loan Parties, after due inquiry, there are no facts, circumstances or conditions that may result in any Loan Party being identified as a potentially responsible party under Environmental Laws except for such notices, facts, circumstances or conditions which would not reasonably be expected to have a Material Adverse Effect; (vi) each of the Loan Parties has obtained all permits, licenses, authorizations and consents required by Environmental Laws for the operations of such Loan Party ("Environmental Permits") and all such Environmental Permits are valid, uncontested and in good standing and such Loan Party has complied with same, except for such failure to obtain or comply that could not reasonably be expected to have a Material Adverse Effect (vii) none of the operations of any Loan Party is subject to any judicial or administrative proceeding alleging the violation of any Environmental Laws or is the subject of any federal or state investigation evaluating whether any remedial action is required to respond to a release of any Hazardous Substances into the environment or to maintain compliance with Environmental Laws, which proceedings or investigations could reasonably be expected to have a Material Adverse Effect; (viii) none of the Loan Parties has filed any notice under any Environmental Laws indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment which notice could reasonably be expected to have a Material Adverse Effect; and (ix) none of the Loan Parties has any contingent liability of which such Person has knowledge or reasonably should have knowledge in connection with any release of any Hazardous Substance into the environment which is reasonably expected to have a Material Adverse Effect.

            6.17 Patents, Trademarks and Licenses. Each Loan Party possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names that are necessary for such Loan Party to continue to conduct its business as heretofore conducted by it or contemplated to be conducted by it and all such licenses, patents, patent applications, registered copyrights, registered service marks, registered trademarks, trademark applications and trade names owned or used by the Obligors are listed on Schedule 6.17 attached hereto.

            6.18 ERISA. Except as would not reasonably be expected to have a Material Adverse Effect:

            (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Obligors, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

            (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

            (c) No Loan Party nor any ERISA Affiliate has incurred, or, to the best knowledge of the Obligors, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No Loan Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Loan Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Loan Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is an reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Obligors, reasonably expected to be in reorganization, insolvent, or terminated.

            (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Loan Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any Loan Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

            (e) No Loan Party nor any ERISA Affiliates has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Internal Revenue Code apply has been administered in compliance in all material respects of such sections.

            6.19 Financial Condition. Since September 30, 1999, there has been no Material Adverse Effect.

            6.20 Capitalization. Schedule 6.20 accurately sets forth the authorized issued and outstanding shares of each class of capital stock and other outstanding equity interests of each of the Loan Parties and (except in the case of the Company) the owners of such shares and other equity interests as of the Closing Date.

            6.21 [Intentionally omitted.]

            6.22 Bank Accounts. Schedule 6.22 sets forth the account numbers and locations of all bank accounts of Obligors.

            6.23 Accuracy of Information. The written information, exhibits and reports furnished by or on behalf of any of the Loan Parties to Agent or to any Lender in connection with the Financing Agreements, and all certificates and documents delivered to Agent and Lenders pursuant to the terms thereof, do not contain as of the date furnished any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

            6.24 Assets and Properties. Each of the Loan Parties has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets and all such assets and property are free and clear of all Liens, except Liens securing the Liabilities and Liens permitted under subsection 8.1. Except for Liens granted to Agent for the benefit of Lenders, neither this Agreement nor any other Financing Agreement, nor any transaction contemplated under any such agreement, will affect any right, title or interest of any Loan Party in and to any of such assets.

            6.25 Insurance. Schedule 6.25 to this Agreement accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Obligors, specifying for each such policy and program, (i) the amount thereof;
(ii) the risks insured against thereby, (iii) the name of the insurer and each insured Person thereunder, (iv) the policy or other identification number thereof; (v) the expiration date thereof; (vi) the annual premium with respect thereto and (vii) a description of any reserves relating to any self-insurance program that is in effect. Such insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice.

            6.26 Broker's Fees. No brokers, finder's due diligence, structuring, commitment, closing or debt or equity placement fees, commissions or similar compensation will be payable by any Loan Party with respect to any of the transactions contemplated hereby or by the other, Financing Agreements except pursuant to this Agreement.

            7. AFFIRMATIVE COVENANTS.

            The Obligors covenant and agree that from and after the Closing Date until payment in full of all Liabilities (other than indemnification Liabilities pursuant to subsection

10.19 hereof to the extent no claims giving rise thereto have then been asserted against any Indemnitee), and (even if such Liabilities shall have been paid in full) so long as any Commitment remains in effect (unless Requisite Lenders give their prior written consent thereto):

            7.1 Financial Statements. The Loan Parties shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Loan Parties, in accordance with GAAP, and Borrower Representative shall cause to be furnished to Agent and each Lender (unless specified to be delivered solely to Agent):

            (A) Monthly. As soon as practicable, and in any event within thirty (30) days after the end of each fiscal month (including each fiscal month occurring during the delivery period applicable to the delivery of annual financial statements of the Company and its Subsidiaries furnished to Agent and Lenders pursuant to subsection 7.1(B) hereof):

                  (i) consolidated and consolidating statements of income and cash flow of the Company and its Subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month and a consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal month, all in reasonable detail and certified as accurate by an Authorized Officer pursuant to a certificate in the form of Exhibit C-5 attached hereto, subject to the absence of footnotes and changes resulting from normal year-end adjustments;

                  (ii) statements in which the actual cash flow and income for such fiscal month and for the period from the start of the then current Fiscal Year to the end of such fiscal month, and the actual balance sheets at the end of such fiscal month in each case as required to be delivered pursuant to subsection 7.1(A)(i) hereof) are compared with the corresponding projected statements of income and cash flow and balance sheets for such periods and time furnished to Agent and Lenders pursuant to subsection 7.1(C) below, in each case in the same format as the audited statements of income and cash flow and the audited balance sheet;

                  (iii) calculations setting forth the compliance with the financial covenants set forth in subsection 8.18 hereof for the most recently completed fiscal month or fiscal quarter, as applicable; and

                  (iv) in the event that any of the foregoing statements indicate that the Loan Parties have varied in any material respect from any financial projections provided by Borrower Representative to Agent and Lenders, a statement of explanation of such deviation from an Authorized Officer;

            (B) Annual. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year consolidated and consolidating statements of income, stockholders' equity and cash flow of the Company and its Subsidiaries for such Fiscal

Year, and consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year, setting forth in each case, in comparative form, corresponding figures for the period covered by the preceding annual audit (in the case of statements) and as of the end of the preceding Fiscal Year in the case of balance sheets), all in reasonable detail and satisfactory in scope to Agent and audited by Arthur Andersen LLP or such other independent certified public accountants selected by Borrower Representative and reasonably satisfactory to Agent, whose opinion shall be in scope and substance reasonably satisfactory to Agent;

            (C) Projections. As soon as practicable and in any event within thirty (30) days before the start of each Fiscal Year of the Company, annual projections of the Company and its Subsidiaries for the succeeding Fiscal Year in reasonable detail (on a fiscal month basis), including consolidated and consolidating statements of anticipated income and cash flow and consolidated and consolidating balance sheets of the Company and its Subsidiaries for the succeeding Fiscal Year (on a fiscal month basis) in reasonable detail, and a detailed statement of the methods and assumptions used in the preparation of such projections;

            (D) Letters from Accountants and Consultants. As soon as practicable and in any event within ten (10) days of delivery to any Loan Party, a copy of (1) each "Management Letter" prepared by the Company's independent certified public accountants in connection with the financial statements referred to in subsection 7.1(B) hereof and (2) to the extent that such letters may from time to time be issued by the Company's independent certified public accountants or other management consultants (collectively, "Accounting Systems Letters"), any letter issued by the Company's independent certified public accountants or other management consultants with respect to recommendations relating to any Loan Party's financial or accounting systems or controls;

            (E) Default Notices. As soon as practicable (but in any event not more than five (5) Business Days after any senior officer (including the chief executive officer, the chief financial officer or controller) of any Obligor obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to an Unmatured Default or a Default), notice of any and all Unmatured Defaults or Defaults hereunder,

            (F) List of Account Debtors. To Agent, at the request of Agent, names, addresses and phone numbers of Obligors' customer Account Debtors; and

            (G) Other Information. With reasonable promptness, such other business or financial data as Agent may reasonably request.

            All financial statements delivered to Agent and Lenders pursuant to the requirements of this subsection 7.1 (except where otherwise expressly indicated) shall be prepared in accordance with GAAP, consistently applied (subject in the case of interim financial statements to the lack of footnotes and non-material year-end adjustments), except for changes therein with which the independent certified public accountants issuing the opinion on the financial statements delivered pursuant to subsection 7.1(B) hereof have previously concurred in writing. Together with each delivery of financial statements required by subsections 7.1(A) and 7.1(B) hereof; Borrower Representative shall deliver to Agent and Lenders a certificate of an

Authorized Officer of Borrower Representative in the form attached hereto as Exhibit E-5 setting forth in such detail as is reasonably acceptable to Agent calculations with respect to the Obligors' compliance with each of the financial covenants contained in this Agreement and stating that there exists no Default or Unmatured Default, or, if any Default or Unmatured Default exists, specifying the nature and the period of existence thereof and what action the Obligors propose to take with respect thereto. Together with each delivery of financial statements required by subsection 7.1(B) hereof, Borrower Representative shall deliver to Agent and Lenders a certificate of the independent certified public accountants who performed the audit in connection with such statements stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Unmatured Default of a financial nature or Default, or, if such accountants have obtained knowledge of a Default or Unmatured Default, specifying the nature and period of existence thereof.

            7.2 Inspection. Agent, or any Person designated by Agent in writing, shall have the right, from time to time hereafter (and upon not less than 24 hours' prior notice to Borrower Representative in the absence of a Default), to call at any Obligor's place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during reasonable business hours, and, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from such Obligor's books, records, journals, orders, receipts and any correspondence and other data relating to such Obligor's business or to any transactions between the parties hereto, (ii) to make such verification concerning the Collateral as Agent may consider reasonable under the circumstances, and (iii) to discuss the affairs, finances and business of such Obligor with any officers, employees or directors of such Obligor. Each Lender may, with the consent of Agent, which will not unreasonably be denied, accompany Agent on such visits. The Obligors shall pay all expenses incurred by Agent under this subsection 7.2 in accordance with subsection 2.6(F) hereof.

            7.3 Conduct of Business. Each of the Loan Parties shall maintain its corporate existence, shall maintain in full force and effect all licenses, bonds, franchises, leases, patents, permits, contracts and other rights necessary to the profitable conduct of its business, shall continue in, and limit its operations to, the same general line of business as that presently conducted by it. Each of the Loan Parties shall comply with all laws, orders, regulations and ordinances of any federal, foreign, state or local governmental authority, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties shall pay promptly all liabilities to all of its employees arising under the minimum wage and maximum hour provisions of the Fair Labor Standards Act, as the same may be amended from time to time.

            7.4 Claims and Taxes. The Obligors agree to indemnify and hold Agent and Lenders and each of their officers, directors, employees, attorneys and agents harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including, without limitation, reasonable attorneys' and consultants' fees) relating to or in any way arising out of the possession, use, operation or control of any of the Loan Parties' assets. The Obligors shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of the Loan Parties' real and personal property taxes, assessments and charges and all of the Loan Parties' franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Loan Parties, or payable by the Loan Parties, at such times and in such manner as to prevent any penalty (other than penalties in amounts which are not, in the aggregate, material) from accruing or any lien or charge from attaching to its property, provided that the Loan Parties shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and during the pendency of such good faith contest to delay or refuse payment thereof, if (i) the Loan Parties establish adequate reserves to cover such contested taxes, assessments or charges and (ii) such contest does not have a Material Adverse Effect or adversely effect the priority or value of Agent's security interest in the Collateral or any collateral under any other Financing Agreement.

            7.5 Agent's and Lenders' Costs and Expenses. The Obligors shall reimburse Agent in accordance with subsection 10.2 hereof for all reasonable costs, expenses and fees paid or incurred in connection with the documentation, negotiation and closing and syndication of the Loans and other extensions of credit described herein, including, without limitation, lien search, filing and recording fees and taxes (excluding taxes based on the overall net income of Agent or any franchise taxes measured by such net income) and the reasonable fees and expenses of Agent's attorneys and paralegals (whether such attorneys and paralegals are employees of Lender or are separately engaged by Agent), whether such expenses and fees are incurred prior to or after the Closing Date. The Obligors shall reimburse Agent and Lenders in accordance with subsection
10.2 hereof for all reasonable costs, expenses and fees paid or incurred in connection with the enforcement of any Financing Agreement, collection of any Liabilities or protection of Agent's and Lenders' interest in the Collateral. All such reasonable costs, expenses and fees for which the Obligors are responsible hereunder shall be additional Liabilities of the Obligors to Agent and Lenders, payable in accordance with subsection 10.2 hereof, and secured by the Collateral.

            7.6 The Loan Parties' Liability Insurance. In addition to insurance required by subsection 7.7 hereof, the Loan Parties shall maintain, at their expense, such public liability, third party property damage and other insurance, in such amounts and with such deductibles as is ordinarily carried by other businesses engaged in the same or similar business and as is reasonably acceptable to Agent.

            7.7 Loan Parties Property Insurance and Business Interruption Insurance. The Loan Parties shall, at their expense, keep and maintain its assets insured against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses, and shall maintain business interruption insurance, in each case in an amount at least equal to the full insurable value of all such property. All such policies of insurance shall be in form and substance satisfactory to Agent. Borrower Representative shall deliver to Agent the original (or a certified copy) of each of such policies of insurance and evidence of payment of all premiums therefor. Such policies of insurance with respect to the Obligors shall contain an endorsement reasonably satisfactory to Agent. The Obligors hereby direct all insurers under such policies of insurance with respect to the Obligors to pay all proceeds of insurance policies directly to Agent, on behalf of Lenders. Agent is authorized to collect all such insurance proceeds and, at Agent's option: (1) apply the proceeds to the reduction of the Liabilities, whether due or not then due or (2) allow the Obligors to use such money, or a part thereof, to repair any damage or restore or replace the property that was the subject of such proceeds; provided, that in the event of loss or damage in an amount less than $250,000 which may reasonably be expected to be replaced or repaired within one hundred eighty (180) days of the date such loss or damage occurred, Agent shall allow the Obligors to make, settle and adjust such claim and to use such money, or part thereof, to repair such damage or replace or restore the property that was the subject of such proceeds, but only so long as no Default has occurred and is then continuing or would result therefrom. Each Obligor irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as such Obligor's true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of such Obligor on any check, draft, instrument or other item of payment received by such Obligor or Agent pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance, subject to the provision set forth in the immediately preceding sentence. If any Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Agent, without waiving or releasing any obligation or Default by the Obligors hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent reasonably deems advisable.

            7.8 Notice of Suit or Adverse Change in Business. Borrower Representative shall, as soon as possible and in any event within five (5) Business Days after any senior officer (including the chief executive officer, the chief financial officer or controller) of any Loan Party learns of the following, give written notice to Agent of (i) any proceeding(s) (including, without limitation, litigation, investigations, material requests for environmental information, material notices of environmental liability or potential liability notices of Environmental Liens, arbitrations or governmental proceedings) being instituted or threatened to be instituted by or against any Loan Party in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (ii) notice that any Loan Party's operations are not in compliance with all requirements of applicable federal, state or local health and safety statutes and regulations, including Environmental Laws and Environmental Permits, except for notices as to matters which, either individually or in the aggregate, are not material to such Loan Party's business, operations, condition (financial or otherwise) or prospects or to the value of any material portion of the Collateral, (iii) the occurrence of any event, including but not limited to changes in or enactment of Environmental Laws or Environmental Permits which could reasonably be expected to result in a Material Adverse Effect, and (iv) any changes in the locations of any Collateral from the locations listed on
Schedule 3.10.

            7.9 Environmental Safety and Health Laws. Each Obligor shall and shall cause each other Loan party within its control to: (a) conduct it operations and keep and maintain its real property and operations in compliance with all Environmental Laws and Environmental Permits except where the failure to do so, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with

Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation nor Release of any Hazardous Substances on, at, in, under, above, to, from or about any of its real property except where the failure to do so, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (c) notify Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any real estate or operations which is reasonably likely to have a Material Adverse Effect. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or a Release of Hazardous Substances on, at, in, under, above, to, from or about any of its real property or operations, which, in each case, could reasonably be expected to have a Material Adverse Effect, then Borrower Representative shall upon Agent's written request: (i) cause the performance of such environmental assessments or audits, including without limitation, subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Obligors' expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (iii) permit Agent or its representatives to have access to all real property or operations for the purpose of conducting such environmental assessments or audits and testing as Agent reasonably deems appropriate, including without limitation, subsurface sampling of soil and groundwater. The Obligors shall reimburse Agent for the reasonable costs of such assessments, audits of tests and the same will constitute a part of the obligations secured hereunder.

            7.10 Landlord Consents and Waivers. Borrower Representative shall use its best efforts to deliver to Agent, within thirty (30) days following the Closing Date (provided that Borrower Representative shall continue to use such efforts beyond such period if requested by Agent) with respect to each lease of premises then in effect, and on or before the date of execution of any lease of premises to any Obligor with respect any lease in effect thereafter, a landlord's waiver (including, upon Agent's request therefor, a consent to a leasehold mortgage) executed by the lessor of each location leased to such Obligor. Without limiting the discretion reserved to Agent under subsection 3.10 hereof, in the event Borrower Representative fails to obtain such waiver with respect to any location within thirty (30) days following the Closing Date, Agent may elect, in its discretion, to exclude Inventory at such location from Eligible Inventory or to establish reserves against the Borrowing Base in respect thereof. Each landlord's waiver so delivered shall be in form and substance reasonably satisfactory to Agent. The Obligors shall pay all of their obligations under such leases of real property when due and promptly shall notify Agent of any breach of, or default under, any such lease.

            7.11 Supplemental Disclosure. At any time that Borrower Representative shall determine or at the request of Agent (in the event that such information is not otherwise delivered by Borrower Representative to Agent, but not more frequently than every fiscal quarter), Borrower Representative shall supplement each disclosure schedule under this Section 7 with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate in any material respect thereby;

provided, however, that such supplemental disclosure shall not be or be deemed a waiver of any Default or Unmatured Default disclosed thereon or of any misrepresentation made prior to such time.

            7.12 Continuous Perfection. In furtherance of and without limiting the scope of the covenants contained in this Agreement, no Obligor shall change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9.402(7) of the Code or any other then applicable provision of the Code unless Borrower Representative shall have given Agent at least ten (10) days' prior written notice thereof and shall have taken all action (or made arrangements to take such action simultaneously with such change if it is impossible to take such action in advance) necessary or requested by Agent to amend such financing statement or continuation supplement so that it is not misleading.

            7.13 Use of Proceeds and Margin Security. Borrowers shall use the proceeds of each Revolving Loan advance following the Closing Date for Borrowers' working capital needs and other general corporate purposes of Borrowers and to fund Intercompany Indebtedness owing among Borrowers or by the Company to Borrowers as permitted under subsection 8.2(vii). Borrowers shall use the proceeds of all Loans for proper business purposes consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by any Loan Party for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing, the application of such proceeds, or the transactions contemplated hereby or by the other Financing Agreements to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or the rules and regulations thereunder.

            8. NEGATIVE COVENANTS.

            The Obligors covenant and agree that from and after the Closing Date until payment in full of all Liabilities (other than indemnification Liabilities pursuant to subsection 10.19 hereof to the extent that no claims giving rise thereto have then been asserted against any Indemnitee), and (even if such Liabilities shall have been paid in full) so long as any Commitment remains in effect (unless Requisite Lenders shall give their prior written consent thereto or, to the extent the following covenants relate to the German Subsidiaries, unless Agent alone gives its prior written consent thereto):

            8.1 Encumbrances. None of the Loan Parties will create, incur, assume or suffer to exist any Lien on any of its assets, including, without limitation, the Collateral, other than the following (collectively, "Permitted Liens"): (i) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which such Loan Party shall, if appropriate under generally accepted accounting principles, have set aside on its books and records adequate reserves, (ii) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business, (iii) the Liens in favor of Agent, for the benefit of Lenders, (iv) Liens which arise by operation of law, other than Environmental Liens, (v) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property, (vi) Liens on Equipment securing purchase money security indebtedness and Capitalized Lease Obligations permitted under subsection 8.2(iii) hereof, (vii) Liens arising from the filing of precautionary financing statements by lessors regarding Equipment leased to the Loan Parties by such lessors, (viii) any judgment Lien securing a judgment not constituting a Default under subsection 9.1(D) hereof, (ix) the possessory Lien of First Union National Bank ("First Union") in cash collateral in the amount of approximately $4,570,000 pledged by the Company to First Union on the Closing Date to secure the Company's reimbursement obligations under the letters of credit referred to in subsection 8.2(viii) hereof and (x) other Liens on property (excluding Liens securing Indebtedness), which do not, in Agent's sole determination, (a) materially impair the use of such property, or (b) materially lessen the value of such property for the purposes for which the same is held by such Loan Party.
Schedule 8.1 attached hereto identifies all Permitted Liens existing on the Closing Date with respect to the Collateral. None of the Loan Parties shall permit the filing of any financing statement naming any of the Loan Parties as debtor, except for financing statements filed with respect to Liens expressly permitted by this Agreement.

            8.2 Indebtedness. None of the Loan Parties shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist any obligations of a type which would appear on a balance sheet of such Person prepared in accordance with GAAP, Capitalized Lease Obligations or Indebtedness, except (i) the Liabilities, (ii) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which such Loan Party is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that such Loan Party has set aside on its books adequate reserves therefor, if appropriate under generally accepted accounting principles, (iii) Capitalized Lease Obligations or other purchase money indebtedness not to exceed $2,000,000 in the aggregate outstanding at any time in connection with the purchase of any hereafter acquired fixed assets so long as such indebtedness is used to finance not more than 100% of the purchase price of such property and the Liens securing such Indebtedness attach only to the fixed assets purchased with the proceeds of such Indebtedness; (iv) Indebtedness arising under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements (collectively, "Interest Rate Agreements") designed to protect the Loan Parties against fluctuations in interest rates, in each case entered into by the Loan Parties with respect to the Loans and consented to in advance by Agent in its sole discretion; (v) Indebtedness of the Company evidenced by the Subordinated Notes; (vi) other Indebtedness outstanding on the Closing Date and set forth in Schedule 8.2 and renewals, refinancings and extensions thereof on terms and conditions no less favorable than for such existing Indebtedness;
(vii) Intercompany Indebtedness (1) owing among Borrowers, (2) owing by Borrowers to the Company, (3) owing by the Subsidiary Guarantors, Chase Racewear, L.L.C. and Performance Plus Nutritional, L.L.C. to the Company in an aggregate amount not to exceed $9,500,000 outstanding at any time, (4) owing by the Foreign Subsidiaries to the Company in an aggregate amount not to exceed

$8,500,000 outstanding at any time, (5) owing by the Company to Borrowers and incurred by the Company to permit the Company to fund Intercompany Indebtedness permitted under items (2), (3) and (4) of this clause (vii), to pay expenses incurred by the Company in the ordinary course of business and to make Restricted Junior Payments permitted under subsections 8.8(C) and (D) hereof,
(6) owing among the Australian Subsidiaries or (7) owing among the German Subsidiaries; provided, that, in each case, such Indebtedness shall be unsecured and subordinated in right of payment to the Liabilities and shall not be evidenced by any note or other instrument, unless the same is pledged to Agent and Lenders; and (viii) the Company's reimbursement obligations to First Union in respect of certain letters of credit in the aggregate undrawn amount of approximately $4,570,000 issued by First Union for the account of the Company and outstanding on the Closing Date. Except for (a) prepayments made in the ordinary course of business to obtain prompt payment discounts offered on trade obligations incurred in the ordinary course of business, (b) immaterial prepayments of obligations incurred in the ordinary course (other then funded Indebtedness, Capital Lease Obligations or obligations owed to any Affiliate) and (c) as otherwise permitted by this Agreement, the Loan Parties shall not pay any obligations or indebtedness before the same is due in the ordinary course (without acceleration). Without limiting the generality of the foregoing, the Company shall not make any payment with respect to the Subordinated Notes except as permitted under subsection 8.8(C) hereof, and the Company shall not amend or modify the Subordinated Notes or the Subordinated Indenture.

            8.3 Consolidations, Mergers or Acquisitions. None of the Loan Parties shall recapitalize, consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person (or a division thereof), form or acquire any Subsidiaries or enter into any agreement with respect to any of the foregoing, except that upon not less than five (5) Business Days prior written notice to Agent, and so long as no Default has then occurred and is continuing or would result therefrom:

            (a) any Borrower may merge with any other Borrower and any Subsidiary Guarantor may merge with any Borrower, provided that the applicable Borrower shall be the continuing or surviving corporation;

            (b) any Subsidiary Guarantor may merge with any other Subsidiary Guarantor; and

            (c) any German Subsidiary may merge with any other German Subsidiary and any Australian Subsidiary may merge with any other Australian Subsidiary.

Notwithstanding the foregoing, no Loan Party shall merge with the Company.

            8.4 Investments or Loans. None of the Loan Parties shall make or permit to exist investments or loans in or to any other Person, except (i) investments in Cash Equivalents; (ii) investments in Subsidiaries of such Loan Parties as of the Closing Date; (iii) investments in debt securities and other deferred payments obligations of other Persons to the extent constituting the non cash potion of Net Proceeds received in connection with Asset Dispositions permitted under subsection 8.6 hereof; (iv) investments in securities received pursuant to a bankruptcy or insolvency proceeding of any of such Loan Party's suppliers or customers to the extent received in payment or satisfaction of any amounts owed by any such Person to such Loan Party, (v) loans and advances to the Loan Parties' employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $400,000 in the aggregate at any time outstanding; (vi) any Loan Party's rights to payments under Interest Rate Agreements permitted under subsection 8.2(iv) hereof; and (vi) Intercompany Indebtedness permitted under Section 8.2. At Agent's request, any Obligor shall pledge any or all of the foregoing, investments of such Obligor to Agent in a manner sufficient to grant Agent, on behalf of Lenders, a first priority perfected Lien thereon and upon terms otherwise reasonably satisfactory to Agent.

            8.5 Guarantees. None of the Loan Parties shall guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise, except for (i) the guaranties of the Liabilities provided hereunder, (ii) endorsements of negotiable instruments for collection in the ordinary course of business and (iii) customary indemnification provisions contained in contracts entered into by any of the Loan Parties in the ordinary course of its business and customary purchase price adjustment obligations incurred in connection with Asset Dispositions. Without limiting the generality of the foregoing, no Subsidiary of the Company shall guarantee, endorse or in any way become or be responsible for the Indebtedness evidenced by the Subordinated Notes.

            8.6 Disposal of Property. None of the Loan Parties shall sell, lease, transfer or otherwise dispose of any of its properties, assets and rights (including without limitation any Collateral) to any Person, except for Asset Dispositions approved by Agent and except for (i) sales of Inventory to customers in the ordinary course of business, (ii) the sale of obsolete or unusable Equipment; (iii) trade-ins of Equipment for replacement Equipment of at least equivalent value in the ordinary course of business and at a trade-in price at least equal to the fair value of such Equipment, (iv) the abandonment of patents, trademarks or copyrights, or applications therefor, that Borrower Representative in its reasonable business judgment has determined to be obsolete, uneconomical or negligible in the conduct of its business and (v) other Asset Dispositions (excluding the disposition of Accounts or Inventory by any Obligor); provided that, in the case of Asset Dispositions referred to in this clause (v), (1) no Unmatured Default or Default has occurred and is continuing or would result therefrom and (ii) the aggregate value of all property and assets sold pursuant to this clause (v) does not exceed $1,000,000 during any Fiscal Year.

            8.7 Compensation to Officers and Others. None of the Loan Parties shall make any advances or loans to, or pay any bonuses, fees or other amounts to, any executives, officers, directors, employees or partners or stockholders of any Loan Party except for (i) loans and advances permitted under subsection 8.4(v) hereof, and (ii) reasonable compensation and bonuses to employees of any Loan Party for services rendered in the ordinary course and pursuant to the reasonable requirements of Borrower's business in amounts substantially in accord with industry and prior practices.

            8.8 Restricted Junior Payment. None of the Loan Parties shall, directly or indirectly, (i) redeem, purchase or otherwise retire any of its shares of capital stock or other equity interests or any options or other rights with respect thereto, (ii) declare or pay any dividends on any of its shares of any class of capital stock or other equity interests, (iii) return capital to its equityholder or (iv) make any other distribution on or in respect of any of its shares of any class of capital stock or other equity interests or any options or other rights with respect thereto, or (v) make any payment of principal of, or interest on, the Subordinated Notes, or purchase or otherwise make any payment in respect of the Subordinated Notes (collectively, "Restricted Junior Payments") except:

            (A) Subsidiaries of the Company (other than the Obligors) may make Restricted Junior Payments to the Company;

            (B) Subsidiaries of Borrowers may make Restricted Junior Payments to Borrowers;

            (C) The Company may pay accrued and unpaid interest on the Subordinated Notes on an unaccelerated basis, but only to the extent required by the Subordinated Notes and subject to the subordination provisions of the Subordinated Note Indenture; and

            (D) The Company may from time to time repurchase shares of its common stock in open market transactions; provided that:

                  (1) Borrower Representative shall give Agent not less than five (5) Business Days' prior written notice of any such repurchase;

                  (2) no Unmatured Default or Default shall have occurred and be continuing on the date of any such repurchase or would result after giving effect thereto;

                  (3) no proceeds of Revolving Loans shall be used, directly or indirectly, for the purpose of repurchasing or carrying such shares (within the meaning of Regulation U);

                  (4) after giving effect to any such repurchase, (i) the Revolving Loan Balance shall be zero, (ii) the lesser of (a) the Maximum Revolving Facility and (b) the Borrowing Base shall exceed the amount of Letter of Credit Liability at such time by more than $12,000,000 and (iii) the aggregate unrestricted cash and Cash Equivalents of the Obligors shall exceed $12,000,000;

                  (5) unless otherwise consented to by Agent in its sole discretion, no such repurchase shall be made prior to the date Agent has received the Company's financial statements for the period ending June 30, 2001 in accordance with subsection 7.1(A) hereof, together with calculations demonstrating the Obligors' compliance with the financial covenants set forth in subsection 8.18 for the measurement periods ending on such date; and

                  (6) the aggregate amount paid by the Company for all such repurchases shall not exceed $15,000,000.

            8.9 Issuance of Stock Interests. None of the Loan Parties (other than the Company) shall issue or distribute any capital stock or other equity securities (or any warrants or rights for the purchase of any capital stock or other equity securities) for consideration or otherwise.

            8.10 Amendment of Organizational Documents. None of the Obligors shall amend its Articles of Incorporation or other organizational documents in any manner adverse to Lenders. None of the Obligors shall make any change to the location of its principal place of business, chief executive office, books and records, chattel paper or records of account, Inventory, Equipment or other Collateral, unless prior to the effective date of such change in location (which shall be within the continental United States), Borrower Representative delivers to Agent such financing statements executed by such Obligor, and takes such other actions, which Agent may reasonably request to reflect such change in location and to maintain Agent's and Lenders' perfected Liens with respect to the Collateral. Borrower Representative shall, in addition, deliver such other documents and instruments as Agent may request in connection with such change in location within ten (10) days after the effectiveness of such change or Agent's request therefor.

            8.11 Transactions with Subsidiaries and Affiliates. None of the Loan Parties will enter into any transaction with any Affiliate including, without limitation, the making of any loans to, or the payment of any bonus, fees or other money to, any Affiliate, and the purchase, sale or exchange of property or the rendering of any service to any Affiliate), except (a) as permitted under subsections 8.7 or 8.8 hereof or (b) for other transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Loan Party and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Loan Party than would be obtained in a comparable arms-length transaction with a Person that is not an Affiliate.

            8.12 [Intentionally Omitted.]

            8.13 Business. None of the Loan Parties shall engage, directly or indirectly, in any line of business other than the business in which such Loan Party is engaged in on the Closing Date.

            8.14 Environmental. None of the Loan Parties shall cause or permit a Release of any Hazardous Substances on, at, in, under, above, to, from or about any of the real property or operations where such Release would violate or form the basis for party liability under any Environmental Laws or Environmental Permits which, in each case, could reasonably be expected to have a Material Adverse Effect.

            8.15 Fiscal Year. None of the Loan Parties shall change its Fiscal Year.

            8.16 Subsidiaries. None of the Loan Parties shall acquire, nor shall any Loan Parties (except for the Foreign Subsidiaries) form, any Subsidiaries.

            8.17 Capital Expenditures. The Loan Parties will not expend or be committed to expend for Capital Expenditures (including, without limitation, for the acquisition of fixed assets) on a non-cumulative basis in the aggregate more than $21,000,000 during any Fiscal Year.

            8.18 Financial Covenants. The Loan Parties shall:

            8.18.1 Fixed Charge Coverage Ratio. As of the end of each of the following fiscal quarters, maintain a Fixed Charge Coverage Ratio for the period indicated of not less than the following:

            Period                                             Fixed Charge Coverage Ratio
            ------                                             ---------------------------
            For the trailing nine-month period
            ending June 30, 2001                                           1.25

            For each trailing twelve-month period
            ending on September 30, 2001 and on
            the last day of each fiscal quarter thereafter                 1.25

            8.18.2 EBITDA. As of the end of each of the following fiscal quarters, have EBITDA for the period indicated of not less than the following:

            Period                                             EBITDA
            ------                                             ------
            Fiscal quarter ending September 30, 2000        $4,000,000

            Fiscal quarter ending December 31, 2000         $5,000,000

            Fiscal quarter ending March 31, 2001            $7,500,000

            8.18.3 Minimum Tangible Net Worth. Not permit, at any time, Tangible Net Worth to be less than the sum of (i) $129,200,000 plus (ii) as of the end of each fiscal month to occur after September 30, 2000, an amount equal to seventy-five percent (75%) of Net Income (but not less than zero) for such month, such increases to be cumulative, plus (iii) an amount equal to the aggregate reduction in goodwill on the consolidated balance sheet of the Company and its Subsidiaries as a result of the sale of Fantasy Sports or any other Asset Disposition by any Loan Party after the Closing Date.

            8.19 Revolving Loan Clean Down. Borrowers shall reduce the Revolving Loan balance to zero for at least thirty (30) consecutive days during each of the respective six-month periods ending on March 31 and September 30 of each year, commencing with the six-month period ending March 31, 2001.

            8.20 Bank Accounts. Borrower shall not open any bank account, or close any Blocked Account or terminate any blocked account or lockbox agreement, without Agent's prior written consent; provided that, within thirty (30) days following the Closing Date, Borrowers shall close all bank accounts with any bank other than Agent and the Collecting Banks, except that Borrowers may maintain (a) depository accounts in Georgia and North Carolina so long as the aggregate balances in such accounts do not exceed $100,000 at any time and
(b) depository accounts with First Union so long as the aggregate balances in such accounts do not exceed the cash collateral pledged to First Union and referred to in subsection 8.1(ix) hereof.

            9. DEFAULT, RIGHTS AND REMEDIES OF AGENT AND LENDERS.

            9.1 Defaults. If any of the following events ("Defaults") shall occur:

            (A) Any Obligor (i) fails to pay when due or declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any of the Liabilities consisting of principal of the Loans or reimbursement Liabilities with respect to payments made by Agent under Letters of Credit or
(ii) fails to pay within five (5) days of the date when due or declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any interest with respect to the Loans, any fees under subsections 2.6(B), 2.6(C), 2.6(D) or 2.6(G) or any of the other Liabilities;

            (B) Any Obligor fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in (i) Section 8 hereof or in subsections 3.6, 7.2, 7.7, 7.12 or 7.13 hereof, (ii) subsections 3.1, 3.8, 7.1, 7.6 or 7.9 hereof if, in the case of this clause (ii), such failure or neglect shall remain unremedied for five (5) Business Days, and (iii) any other sections in this Agreement (other than those listed in clauses (i) or (ii) above) or in any sections in any other Financing Agreement and if in the case of this clause (iii), such failure or neglect shall remain unremedied for thirty
(30) days or, if such default can not reasonably be remedied within such thirty
(30) day period, for an additional period not to exceed thirty (30) days, provided such default can reasonably be remedied within such additional thirty
(30) day period and such remedy is being diligently and continuously pursued;

            (C) any warranty or representation now or hereafter made by any Loan Party in any Financing Agreement is untrue or incorrect in any material respect when made, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by any Loan Party to Agent or any Lender is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified or any of the foregoing omits to state a fact necessary to make the statements therein contained not misleading in any material respect;

            (D) a judgment or order requiring payment in excess of $1,000,000 in the aggregate for all subject judgments and orders shall be rendered against any Loan Party and any such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this subsection 9.1(D) shall not apply to any judgment to the extent any Loan Party is insured with respect thereto (except for customary deductibles in connection therewith) and with respect to which the insurer has assumed the defense and is not defending under reservation of right and with respect to which Agent reasonably believes the insurer will pay the covered amount thereof (except for customary deductibles in connection therewith);

            (E) a notice of lien, levy, or assessment is filed or recorded with respect to all or a substantial part of the assets of any Loan Party by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter become a lien upon all or a substantial part of the Collateral, and such lien, levy or assessment is not discharged or released within thirty (30) days of the notice or attachment thereof, provided that this subsection 9.1(E) shall not apply to any liens, levies or assessments which relate to current taxes not yet due and payable;

            (F) there shall occur any loss, theft, substantial damage or destruction of any item or items of Collateral for which any Obligor is not fully insured as required by this Agreement and the other Financing Agreements (a "Loss"), if the amount of such Loss not fully covered by insurance (including any deductible in connection therewith), together with the amount of all other Losses not fully covered by insurance (including any deductibles in connection therewith) occurring in the same Fiscal Year, exceeds $500,000;

            (G) all or any part of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before the thirtieth (30th) day thereafter such assets are not returned to the applicable Obligor and/or such writ, distress warrant or levy is not dismissed, stayed or lifted;

            (H) (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (a) against any Loan Party and an adjudication or appointment is made and such proceeding remains undismissed for a period in excess of sixty
(60) days, or an order for relief is entered, or (b) by any Loan Party or (ii) any Loan Party makes an assignment for the benefit of creditors; or any Loan Party takes any corporate action to authorize any of the foregoing in this clause (H):

            (I) any order, judgment or decree is entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order remains undischarged or unstayed for a period in excess of thirty (30) days;

            (J) any Loan Party becomes insolvent or fails generally to pay its debts as they become due;

            (K) any Loan Party is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs for more than thirty (30) days, if such event or circumstance could reasonably be expected to have a Material Adverse Effect;

            (L) a breach by any Loan Party shall occur under any material agreement, document or instrument (other than an agreement, document or instrument evidencing Indebtedness), whether heretofore, now or hereafter existing between such Loan Party and any other Person, which breach could reasonably be expected to result in a Material Adverse Effect, and such breach continues unwaived or uncured for more than thirty (30) days after such breach first occurs;

            (M) (i) any Loan Party shall fail to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Indebtedness (other than the Liabilities) in an aggregate amount in excess of $500,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other default under any agreement or, instrument relating to any such Indebtedness, or any other event, shall occur and shall continue alter the applicable grace period, if any, specified in such agreement or instrument if the affect of such default or event is to acceleration, or to permit the acceleration of the maturity of such Indebtedness in an aggregate amount in excess of $500,000; (iii) any such Indebtedness in an aggregate amount in excess of $500,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or (iv) any "Repurchase Event" (as defined in the Subordinated Indenture) shall occur;

            (N) any of the following events or conditions, if such event or condition could reasonably be expected to have a Material Adverse Effect: (1) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, shall exist with respect to any Plan, or any Lien shall arise on the assets of any Loan Party or any ERISA Affiliate in favor of the PBGC or a Plan; (2) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) any Loan Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency of (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility shall occur which may subject any Loan Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i) or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any Loan Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

            (O) (1) a Change of Control shall occur; or (2) any Borrower or Subsidiary Guarantor shall cease to be a wholly-owned Subsidiary of the Company;

then Agent may, and shall upon the request of Requisite Lenders upon notice to Borrower Representative (i) terminate Agent's and Lenders' Commitments hereunder, and/or (ii) declare all or any portion of the Liabilities to be immediately due and payable, whereupon all or such portion of the Liabilities (including all Liabilities in respect of outstanding Letters of Credit) shall become immediately due and payable and the Maximum Revolving Facility shall be reduced to zero, except that in the event a Default described in subsection 9.1(H) hereof shall exist or occur, all of the Liabilities shall automatically, without notice of any kind, be immediately due and payable, the Commitments shall automatically be terminated and the Maximum Revolving Facility shall automatically be reduced to zero.

            9.2 Rights and Remedies Generally. In the event of a Default, Agent, on behalf of Lenders, shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral or any part thereof, by Agent after Default may be for cash, credit or any combination thereof; and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public sale or if permitted by law, private sale, and in lieu of actual payment of such purchase price, may setoff the amount of such purchase price against the Liabilities then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Agent may, in its sole discretion, cause the Collateral to remain on the Obligors' premises, at the Obligors' expense, pending sale or other disposition of the Collateral. Agent shall have the right to conduct such sales on the Obligors' premises, at Obligors' expense, or elsewhere, on such occasion or occasions as Agent may see fit.

            9.3 Entry Upon Premises and Access to Information. In the event a Default shall have occurred and be continuing, Agent shall have the right to enter upon the premises of any Obligor where the Collateral is located (or is believed to be located) without any obligation to pay rent to any Obligor, or any other place or places where the Collateral is believed to be located and kept, and render the Collateral unusable or remove the Collateral therefrom to the premises of Agent or any agent of Agent, for such time as Agent may desire, in order effectively to collect or liquidate the Collateral, and/or Agent may require the Obligors to assemble the Collateral and make it available to Agent at a place or places to be designated by Agent. In the event a Default shall have occurred and be continuing, Agent shall have the right to obtain access to the Obligors' data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate; and Agent shall have the right to notify post office authorities to change the address for delivery of the Obligors' mail to an address designated by Agent and to receive, open and deal with all mail addressed to the Obligors.

            9.4 Sale or Other Disposition of Collateral by Agent. Any notice required to be given by Agent of a sale, lease or other disposition or other intended action by Agent with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to Borrower Representative at the address specified in subsection 10.17 hereof, at least ten (10) Business Days prior to such proposed action shall constitute fair and reasonable notice to the Obligors of any such action. The net proceeds realized by Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the reasonable attorneys' fees and legal expenses incurred by Agent and Lenders in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, the Liabilities described in subsections 7.5 and 10.2 hereof. Agent shall account to the Obligors for any surplus realized upon such sale or other disposition, and the Obligors shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Agent's security interest in the Collateral until the Liabilities (other than indemnification Liabilities pursuant to subsection 10.19 hereof to the extent no claims giving rise thereto have then been asserted against any Indemnitee) are fully paid. The Obligors agree that neither Agent nor any Lender has any obligation to preserve rights to the Collateral against any other parties. Agent is hereby granted a license or other right to use, without charge, all labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter owned by any Obligor, or any property of a similar nature owned by any Obligor, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and the Obligors' rights under all licenses and all franchise agreements (to the maximum extent permitted thereunder) shall inure to Agent's benefit until the Liabilities (other than indemnification Liabilities pursuant to subsection 10.19 hereof to the extent no claims giving rise thereto have then been asserted against any Indemnitee) are paid.

            9.5 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by the Obligors. The Obligors also waive the benefit of all valuation, appraisal and exemption laws.

            9.6 Waiver of Notice. UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF A DEFAULT, THE OBLIGORS HEREBY WAIVE ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY AGENT OR ANY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. EACH OBLIGOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

            10. MISCELLANEOUS.

            10.1 Amendments and Waivers.

            (A) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Financing Agreement, or consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders or Agent, as applicable; provided, that no amendments, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Commitment of any Lender, (ii) reduce the principal of or rate of interest on or fees payable with respect to any Loan; (iii) extend the scheduled due date of any installment of principal of the Loans; (iv) change the percentage of, the Commitments or of the aggregate unpaid principal amount of the Loan, or the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder;
(v) amend or waive this subsection 10.1 or the definitions of the terms used in this subsection 10.1 insofar as the definitions affect the substance of this subsection 10.1; and (vi) consent to the assignment or other transfer by any Obligor of any of its rights and obligations under any Financing Agreement and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Financing Agreement shall in any event be effective, unless in writing and signed by Agent, in addition to the Lenders required herein above to take such action.

            (B) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Financing Agreement.

            10.2 Costs and Attorneys' Fees. If at any time or times Agent employs counsel in connection with protecting or perfecting Agent's security interest in the Collateral or if at any time Agent or, in the case of clauses
(b), (c), (e) or (f) below, any Lender, employs counsel environmental consultants, financial or turn-around consultants, investment bankers in connection with any matters contemplated by or arising out of this Agreement or any of the other Financing Agreements, whether (a) to prepare, negotiate or execute (i) this Agreement, the other Financing Agreements or any amendment to or modification or extension of this Agreement, any other Financing Agreements or any instrument, document or agreement executed by any Person in connection with the transactions contemplated by this Agreement, (ii) any new or supplemental Financings Agreements, or any instrument, document or agreement to be executed by any Person in connection with the transactions contemplated by this Agreement, or (iii) any instrument, document or agreement in connection with any sale or attempted sale of any interest herein to any participant or Lender, (b) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise),
(d) to consult with officers of Agent or to advise Agent, (e) to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral, or (f) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of Agent or any Lender, including, without limitation, Agent's rights to collect any of the Liabilities, or (g) to provide financial, environmental sale, or other advice with respect to the Loans, the Collateral or any Obligor's business, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any reasonable expenses, costs and charges relating thereto, including, without limitation, all reasonable fees of all paralegals and other staff employed by such attorneys, together with interest following demand for payment thereof at the rate prescribed in subsection 2.6(A) hereof with respect to Base Rate Loans, shall be part of the Liabilities and secured by the Collateral. All of the foregoing costs and expenses and all of the costs and expenses referred to in subsection 7.5 hereof shall be payable on demand except that such costs and expenses incurred after the Closing Date in connection with the ongoing administration of the Loans, at Agent's election shall be charged to Borrowers' Loan Account as Revolving Loans ten (10) Business Days after copies of the applicable invoices have been forwarded to Borrower Representative.

            10.3 Expenditures by Agent and Lenders. In the event any Obligor shall fail to pay taxes, insurance, assessments, costs or expenses which such Obligor is, under any of the terms hereof required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, Agent may, in its reasonable discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the rate prescribed in subsection 2.6(A) hereof with respect to Base Rate Loans shall be part of the Liabilities, payable on demand and secured by the Collateral.

            10.4 Custody and Preservation of Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as any Obligor shall request in writing, but failure by Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by any Obligor shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

            10.5 Reliance by Agent and Lenders. All covenants, agreements, representations and warranties made herein by Obligors shall, notwithstanding any investigation by Agent or Lenders, be deemed to have been relied upon by Agent and Lenders.

            10.6 Assignment; Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of the Obligors and the successors and assigns of Agent and Lenders, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything herein to the contrary, no Obligor may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Agent and Lenders.

            10.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE DEEMED TO BE EXECUTED AND HAS BEEN DELIVERED AND ACCEPTED IN CHICAGO, ILLINOIS BY SIGNING AND DELIVERING IT THERE. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

            10.8 CONSENT TO JURISDICTION.

            (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION
10.8(B) HEREOF, AGENT, LENDERS AND OBLIGORS AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, BUT AGENT, LENDERS AND OBLIGORS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. OBLIGORS WAIVE IN ALL DISPUTES ANY OBJECTION THAT THEY MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

            (B) OTHER JURISDICTIONS. BORROWER AGREES THAT AGENT AND LENDERS SHALL HAVE THE RIGHT TO PROCEED AGAINST ANY OBLIGOR OR ITS PROPERTY ("PROPERTY") IN A COURT IN ANY LOCATION TO ENABLE AGENT AND LENDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR


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THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR
OF AGENT AND LENDERS. OBLIGORS WAIVE ANY OBJECTION THAT THEY MAY HAVE TO THE LOCATION OF THE COURT IN WHICH AGENT HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION 10.8(B).

10.9  [Intentionally Omitted.]

10.10 WAIVER OF JURY TRIAL AND BOND.

            (A) WAIVER OF JURY TRIAL. OBLIGORS, AGENT AND LENDERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN AGENT, ANY LENDER AND ANY OBLIGOR ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. OBLIGORS, AGENT AND LENDERS HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (B) WAIVER OF BOND. OBLIGORS WAIVE THE POSTING OF ANY BOND OTHERWISE REQUIRED OF AGENT AND LENDERS IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH OR LEVY UPON COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF AGENT OR ANY LENDER, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT AMONG AGENT, LENDERS AND OBLIGORS.

            10.11 ADVICE OF COUNSEL. EACH OBLIGOR ACKNOWLEDGES AND REPRESENTS TO AGENT AND LENDERS THAT IT HAS DISCUSSED THIS AGREEMENT WITH ITS LAWYERS.

            10.12 SEVERABILITY. WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.


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            10.13 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, Obligors irrevocably waive the right to direct the application of any and all payments at any time or times hereafter received by Agent from Obligors or with respect to any of the Collateral, and Obligors do hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records.

            10.14 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshall any assets in favor of any Obligor or any other party or against or in payment of any or all of the Liabilities. To the extent that any Obligor makes a payment or payments to Agent or any Lender or Agent or any Lender enforces its security interests or exercises its rights to setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

            10.15 Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

            10.16 Termination. This Agreement, Agent's and Lenders' security interests in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities (other than indemnification Liabilities pursuant to subsection 10.19 hereof to the extent no claims giving rise thereto have then been asserted against any Indemnitee) shall be owed to Agent or any Lender, and (even if there shall be no Liabilities outstanding) so long as this Agreement has not been terminated as provided in subsection 2.8 hereof.

            10.17 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered
(i) five (5) days after deposit in the United States mails, with proper first class postage prepaid (and by certified or registered mail, return receipt requested), (ii) when sent after receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (iii) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or
(iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:


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                  (i)   If to Agent or ANB at:

                        American National Bank and
                        Trust Company of Chicago
                        120 South LaSalle Street, 8th Floor
                        Chicago, Illinois 60603
                        Attention: Dennis E. Harrison
                        Telecopy: (312) 661-5292
                        Confirmation: (312) 661-5728

                        with a copy to:

                        Latham & Watkins
                        233 South Wacker Drive
                        Chicago, Illinois 60606
                        Attention: James W. Doran, Esq.
                        Telecopy: (312) 992-9767
                        Confirmation: (312) 876-7664

                  (ii) If to any Lender, at its address indicated on the signature page hereto or in any agreement adding such Person as a Lender.

                  (iii) If to any Obligor at:

                        Action Performance Companies, Inc.
                        4707 East Baseline Road
                        Phoenix, Arizona  85040
                        Attention: David Martin
                        Telecopy:  (602) 337-3780
                        Confirmation:  (602) 337-3636

                        With a copy to:

                        Greenberg Traurig, LLP
                        One East Camelback Road
                        Suite 1100
                        Phoenix, Arizona   85012
                        Attention:  Robert S. Kant, Esq.
                        Telecopy:  (602) 263-2350
                        Confirmation:  (602) 263-2606

or to such other address or number as each party designates to the other in the manner herein prescribed.

            10.18 [Intentionally Omitted].


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            10.19 Indemnification. The Obligors agree to defend, protect, indemnify and hold harmless Agent, each Lender and each of their stockholders, officers, directors, employees, Affiliates, attorneys, consultants and agents (collectively, the "Indemnitees") from and against any and all such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto, but excluding taxes based on the overall net income of such Indemnitee or any franchise taxes measured by such net income), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the agreements of Agent and Lenders contained herein, the making of any Loans or advances, the management of such Loans or advances or the Collateral (including any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of such Loans or advances (collectively, the "Indemnified Matters"); provided that the Obligors shall have no obligation to any Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection
10.19 may be unenforceable because it is violative of any law or public policy, each Obligor shall commit to the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

            10.20 Counterparts. This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

            10.21 Entire Agreement. This Agreement, including the Financing Agreements and all exhibits and other documents attached hereto or incorporated by reference herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof including, without limitation, that certain commitment letter and term sheet dated September 20, 2000, among Bank One, NA and the Company.

            10.22 Ratable Sharing. Each Lender agrees that if it shall, through the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the Liabilities which is greater than the proportion received by any other Lender, that Lender receiving such proportionately greater payment shall purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the claims of each of the other Lenders under this Agreement so that all such recoveries with respect to the Liabilities shall be proportionate to their respective Pro Rata Shares; provided, that if all or part of such


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
proportionately greater payment received by such purchasing Lender is thereafter recovered by such Lender, those purchases shall be rescinded and the purchase prices paid for such participation shall be returned to that Lender to the extent of such recovery, but without interest.

            10.23 Confidentiality. Each Lender agrees to keep any non-public information delivered or made available to such Lender pursuant to the Financing Agreements, which Borrower Representative has identified to Lenders as confidential information (including all non-public information regarding Motorsport License Agreements), confidential from any Person other than Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that, nothing herein shall prevent any Lender from disclosing such information to any bona fide assignee, transferee or participant that has agreed to comply with this subsection 10.23 in connection with the contemplated assignment or transfer of any Loans or participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process or as required in connection with the exercise of any remedy under the Financing Agreements.

            11. ASSIGNMENTS AND PARTICIPATIONS.

            11.1 ANB may assign its rights and delegate its obligations under this Agreement and further may assign, or sell participations in, all or any part of its Loans, its Commitments or any of its other interests herein to an affiliate or to another Person; provided that no such assignment shall be made to a Foreign Lender without Borrower Representative's prior written consent, which shall not be unreasonably withheld. In the case of an assignment authorized under this subsection 11.l, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. ANB shall be relieved of its obligations hereunder with respect to its commitments or assigned portion thereof. Each Obligor hereby acknowledges and agrees that any assignment will give rise to a direct obligation of such Obligor to the assignee and that the assignee shall be considered to be a "Lender."

            11.2 ANB, and each other Lender with the prior written consent of Agent, may sell participations in all or any part of any Loan made by it to another Person, provided that all amounts payable by the Obligors hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (a) any reduction in the principal amount, interest rate or fees payable with respect to the Loans, (b) any extension of the Term or the date fixed for any payment of interest or fees payable with respect to the Loans in which such holder participates and (c) any release of substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Financing Agreements).

            11.3 Except as otherwise provided in this Section 11, no Lender shall, as between the Obligors and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Liabilities owed to such Lender. Each Lender may furnish any information concerning the Loan Parties in the possession of that Lender from time to time to assignees and


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participants (including prospective assignees and participants), subject to the provisions of this Agreement.

            11.4 Each assignee organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") shall provide to Borrower and Agent a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lenders entitlement to an exemption or reduced rate of withholding of income tax and, to the extent applicable, an exemption from backup withholding tax with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a "Certificate of Exemption"). Prior to becoming a Lender under this Agreement, prior to the expiration of any such form or after the occurrence of any event that requires a change in the most recent form previously delivered by it to Borrower Representative and the Agent, and within fifteen (15) days after a reasonable written request of Borrower Representative or Agent from time to time thereafter, each Foreign Lender that becomes a Lender by assignment under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent. Each Foreign Lender certifies that, as of the date of assignment, such assignee shall certify that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and that it is entitled to an exemption from United States backup withholding taxes. In the event that such certification is untrue or cannot be given, the sole remedy of the parties hereto is to cause the withholding from such Foreign Lender of such amounts required to be withheld from payments to be made to such Foreign Lender. In such event, withholding shall be made at the applicable statutory rate or applicable reduced rate of withholding in the event that such Foreign Lender provides a Form W-8BEN to Borrower Representative certifying its entitlement to such reduced rate of withholding.

            Notwithstanding subsection 2.9, if a Foreign Lender does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrowers shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower Representative and Agent, subsection 2.10 notwithstanding, if a Certificate of Exemption provided by a Lender or Agent provides for a reduced rate of withholding tax (and not an exemption), Borrower Representative shall withhold tax at such rate on any payments to such Lender or Agent and Borrowers shall not be required to pay any additional amounts with respect to such withholding.

            12. THE AGENT.

            12.1 Powers. Each Lender hereby irrevocably appoints and authorizes ANB to act as its Agent under this Agreement and the other Financing Agreements. Agent shall have and may exercise such powers under this Agreement and the other Financing Agreements as are specifically delegated to Agent by the terms thereof; together with such powers as are reasonably incidental thereto. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the applicable Financing Agreements and shall not by reason of this


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Agreement or any of the other Financing Agreements have a fiduciary relationship with any Lender.

            12.2 Agent in Its Capacity as a Lender. With respect to Loan advances made by it, Agent shall have the same rights and powers under this Agreement and the other Financing Agreements as any Lender and may exercise the same as though it were not Agent, and the terms "Lender" or "Lenders" shall unless the context otherwise indicates, include Agent in its capacity as a Lender hereunder. Agent, any Lender and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Obligors, or Affiliates of the Obligors, as if it were not Agent or as if it or they were not a Lender and without any duty to account therefor to the other parties to this Agreement.

            12.3 Independent Credit Analysis. Each Lender agrees that it has, independently and without reliance upon Agent, any other Lender, or the directors, officers, agents, attorneys or employees of Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of the Obligors, and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement, and that it shall independently and without reliance upon Agent, any other Lender, or the directors, officers, agents, attorneys or employees of Agent or of any other Lender, continue to make its own independent credit analysis and decisions in acting or not acting under this Agreement and the other Financing Agreements. Agent shall not have any duty or responsibility to provide any Lender with any credit or other information (other than such other reports and notices, together with supporting data, as any Lender may request from time to time, all of which Agent agrees to provide to each Lender on a prompt basis) concerning the affairs, financial condition, litigation, liabilities or business of the Loan Parties which may at any time come into the possession of the Agent (or any of its affiliates). In the event such information is furnished to any Lender by Agent, Agent shall have no duty to confirm or verify its accuracy or completeness and shall have no liability whatsoever with respect thereto.

            12.4 General Immunity. Neither Agent nor any of its directors, officers, agents, attorneys or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any of the other Financing Agreements or in connection therewith except for its or their own willful misconduct or gross negligence. Without limitation on the generality of the foregoing Agent: (a) shall not be responsible to Lenders for any recitals, statements, warranties or representations under this Agreement or any of the other Financing Agreements or any agreement or document relative thereto or for the financial condition of the Loan Parties, (b) shall not be responsible for the authenticity, accuracy, completeness, value, validity, effectiveness, due execution, legality, genuineness, enforceability or sufficiency of this Agreement or any of the other Financing Agreements or any other agreements or any assignments, certificates, requests, financial statements, projections, notices, schedules or opinions of counsel executed and delivered pursuant thereto, (c) shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Financing Agreements on the part of the Obligors or of any of the terms of any such agreement by any party thereto and shall have no duty to inspect the property (including the books and records) of the Loan Parties, (d) shall incur no liability under or in respect of this Agreement or any of the other Financing Agreements or any other document


                                       71
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or collateral by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by Agent to be genuine and signed or sent by the proper party and (e) may consult with legal counsel (including counsel for the Loan Parties), independent public accounts and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.

            12.5 Right to Indemnity. Agent shall be fully justified in failing or refusing to take any action under this Agreement and each of the other Financing Agreements or in relation thereto unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. Lenders further agree to indemnify Agent ratably in accordance with their Pro Rata Shares for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any of the other Financing Agreements or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any other documents, provided no such liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement results from Agent's gross negligence or willful misconduct. Each Lender agrees to reimburse Agent in the amount of its Pro Rata Share of any out-of-pocket expenses which Agent is entitled to receive, but has not received, reimbursement pursuant to this Agreement or any of the other Financing Agreements.

            12.6 Action by Agent.

            (A) Actual Knowledge. Agent may assume that no Unmatured Default or Default has occurred and is continuing, unless Agent has actual knowledge of the Unmatured Default or Default, has received notice from the Obligors or any of their independent certified public accountants stating the nature of the Unmatured Default or Default, or has received notice from a Lender stating the nature of the Unmatured Default or Default and that such Lender considers the Unmatured Default or Default to have occurred and to be continuing.

            (B) Agent's Obligations. Agent has only those obligations under this Agreement and the other Financing Agreements that are expressly set forth therein as obligations. No duty to act, or refrain from acting, and no other obligation whatsoever, shall be implied on the basis of or imputed in respect of any right, power or authority granted to Agent or shall become effective in the event of any temporary or partial exercise of such rights, power or authority.

            (C) Discretion to Act. Except for any obligation expressly set forth in this Agreement or any of the other Financing Agreements Agent may, but shall not be required to, exercise its discretion to act or not act, except that Agent shall be required to act or not act upon the instructions of all of the Lenders and those instructions shall be binding upon Agent; provided, Agent shall not be required to act or not act if to do so would expose Agent to liability, would be inconsistent with the Agent's practice in similar situations when acting solely for its


                                       72
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own account, or would be contrary to this Agreement, any of the other Financing
Agreements or to applicable law.

            12.7 Proportionate Interest of Lenders Under the Financing Agreements. In the event any remedy may be exercised with respect to the Financing Agreements or the Collateral, Agent shall pursue remedies designated by all of the Lenders subject to the provisions set forth in subsection 12.6(C) hereof. Each Lender agrees that no Lender shall have any right individually to realize upon the security created by the Financing Agreements or otherwise enforce any provision thereof, or make demand thereunder, it being understood and agreed that such rights and remedies may be exercised by Agent for the ratable benefit of Lenders upon the terms of this Agreement and the other Financing Agreements. All actions taken by Agent under this Agreement or any other Financing Agreement will be deemed taken by Agent for the ratable benefit of Lenders.

            Nothing set forth in the previous sentence shall confer any rights or benefit on any Obligor or on any other Person except Lenders.

            12.8 Agent's Resignation. Agent may resign at any time by giving at least thirty (30) days' prior written notice of its intention to do so to each Lender and to Borrower Representative, and upon any such notice, the Requisite Lenders shall have the right to appoint a successor Agent; provided that if such successor shall not be a Lender, such appointment shall be subject to the consent of Borrower Representative, which consent shall not be unreasonably withheld. If no successor Agent shall have been so appointed and shall have accepted such appointment within twenty (20) days after Agent's giving of such notice of resignation, then the resigning Agent may, with the consent of Borrower Representative, which consent shall not be unreasonably withheld, appoint a successor Agent. After any resigning Agent's resignation hereunder as Agent, it shall be discharged from duties and obligations under this Agreement and the other Financing Agreements but the provisions of this Section l2 shall continue to inure to its benefit as to any action taken or omitted to be taken by it while it was Agent hereunder and thereunder. Upon appointment of a successor Agent, the term "Agent" shall for all purposes of this Agreement thereafter mean such successor.

            12.9 Disbursement of Proceeds of Loans and Other Advances.

            (A) Each Lender severally agrees that, if requested by Agent, it shall, not later than 1:00 p.m. (Chicago time) on the date of each Revolving Loan, make available to Agent, in lawful money of the United States of America and in same day funds, an amount equal to such Lender's Pro Rata Share of the Revolving Loan to be made to Borrower, provided that such Lender shall have received notice of such Revolving Loan before 12:00 noon (Chicago time). Agent shall make such funds available to Borrowers, in same day funds in accordance with the provisions of this Agreement. The proceeds of Revolving Loans requested by Borrower Representative pursuant to subsection 2.1(A) of this Agreement, or otherwise disbursed pursuant to the terms of this Agreement, shall be disbursed by Agent on behalf of each Lender.

            (B) Agent may, but shall have no duty (and is hereby irrevocably authorized by Lenders), (i) to make Revolving Loan advances on behalf of Lenders and (ii) to make such


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other disbursements and advances on behalf of Lenders, including without limitation the making of Revolving Loan advances to Borrowers subsequent to the occurrence of a Default, which Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral, or any portion thereof; or to enhance the likelihood of, or maximize the amount of, repayment by Borrowers of the Liabilities.

            (C) Agent's use of its own checks upon its funds or Agent's transfer of its own funds by wire or otherwise, to an account of Borrowers shall be deemed to be disbursements made by each Lender under this Agreement and pursuant to the other Financing Agreements.

            12.10 Participation in Letters of Credit. Immediately upon the issuance by Agent of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in such Letter of Credit and any security therefor and any guaranty pertaining thereto. Notwithstanding the foregoing, by its purchase of such participation no Lender shall be deemed to have assumed any liability to the beneficiary of any Letter of Credit. In the event Agent makes any payment to any Person with respect to any Letter of Credit, Agent shall promptly notify the other Lenders with a participating interest in such Letter of Credit specifying the amount reimbursable by Borrowers thereunder. If such reimbursement is not made by Borrowers on the date when due the amount of such reimbursement obligation shall be deemed to be a Revolving Loan made pursuant to subsection 2.2(A) hereof.

            12.11 Appropriation of Payments. Aggregate principal and interest payments shall be apportioned among the outstanding Loans and payments of aggregate fees to Lenders (other than fees payable to Agent, for its own account), shall be apportioned ratably among Lenders in each case according to the payments remitted to Agent and all their Pro Rata Shares. All amounts received by Agent shall be applied first to pay any fees, expenses or indemnities then due Agent, second to pay any fees then due Lenders, third to pay interest due on the Loans, fourth to pay or prepay principal payments of the Loans then due and fifth to pay any other obligations to any and all of Lenders allocated, if sufficient funds are not available to pay all such Liabilities, to Lenders in proportion to their Pro Rata Shares.

            12.12 Agent Reports. Agent shall, once every seven (7) days, or sooner, at the option of Agent, distribute to each Lender, at its primary address set forth on the signature page hereof such funds as it is entitled to receive together with a statement ("Agent's Report") disclosing as of the prior Business Day, the aggregate principal balance of the Loans outstanding as of such date, repayments and prepayments of principal received from Borrowers with respect to the Loan since the immediately preceding Agent's Report, additional Revolving Loan advances made to Borrowers since the date of the immediately preceding Agent's Report, interest and fees received from Borrowers since the date of the immediately preceding Agent's Report, the aggregate amount of Eligible Accounts and Eligible Inventory and Borrowing Base as of Agent's most recent determination, the undrawn face amount of all Letters of Credit issued by Agent for the account of Borrowers, the amount of any expenses of Agent paid by Agent since the date of the immediately preceding Agent's Report for which Agent has not been reimbursed by Borrowers and the amount received by Agent from Borrowers since the date of the immediately preceding Agent's Report in payment of outstanding expenses of Agent. Such Agent's Reports shall also disclose the net amount due to or due from Lenders. If Agent's Report discloses a net amount due from Agent to Lenders, Agent shall, concurrently with the delivery of Agent's Report to Lenders, transfer, by wire or otherwise, such amount to Lenders in funds immediately available to Lenders in accordance with each Lenders instructions. If such report discloses a net amount due to Agent from Lenders, then Lenders shall transfer by wire or otherwise, such amount, in funds immediately available to Agent as instructed by Agent. Such net amount due from a Lender to Agent shall be due on the same day such Lender receives such Agent's Report, if such Agent's Report is received before 1:00 p.m. (Chicago time) and such net amount shall be due on the Business Day following receipt of such Agent's Report, if such Agent's Report is received after 1:00 p.m. (Chicago time). Any amounts due thereunder to Agent from Lenders or vice versa which are not paid when due shall bear interest from the date due until ten (10) days thereafter at the weighted average of the rate on overnight federal funds transactions with members of the Federal Reserve System only, arranged by federal funds brokers as published as of such day by the Federal Reserve Bank of New York and thereafter, until paid in full, at the rate applicable to the Base Rate Loans.

            13. GUARANTIES

            13.1 Guaranties. Each Obligor hereby agrees that such Obligor is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders, and their respective successors and assigns, the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise), and performance of, all Liabilities owed or hereafter owing to Agent and Lenders by each other Obligor. Each Obligor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by,

            (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Financing Agreement or any other agreement, document or instrument to which any Obligor is or may become a party;

            (b) the absence of any action to enforce this Agreement (including this Section 13) or any other Financing Agreement or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

            (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Liabilities or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

            (d) the insolvency of any Obligor; or

            (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

            (f) it being agreed by each Obligor that its obligations under this
Section 13 shall not be discharged until the final payment in full of the Liabilities. Each Obligor shall be regarded, and shall be in the same position, as principal debtor with respect to the Liabilities guaranteed hereunder.

            13.2 Waivers by Obligors. Each Obligor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshall assets or to proceed in respect of the Liabilities guaranteed hereunder against any other Obligor, any other party or against any security for the payment and performance of the Liabilities before proceeding against, or as a condition to proceeding against, such Obligor. It is agreed among each Obligor, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Financing Agreements and that, but for the provisions of this Section 13 and such waivers, Agent and Lenders would decline to enter into this Agreement.

            13.3 Benefit of Guaranty. Each Obligor agrees that the provisions of this Section 13 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Obligor and Agent or Lenders, the obligations of such Obligor under the Financing Agreements.

            13.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Financing Agreement, and except as set forth in Section 13.7, each Obligor hereby expressly and irrevocably subordinates to payment of the Liabilities any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the final payment in full of the Liabilities. Each Obligor acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Obligor's liability hereunder or the enforceability of this Section 13, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

            13.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Financing Agreements giving Agent or such Lender a Lien upon any Collateral, whether owned by any Obligor or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Obligor or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Obligor hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation which each Obligor might otherwise have had but for such action by Agent or such Lender. Any election of remedies which results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Obligor shall not impair any other Obligor's obligation to pay the full amount of the Liabilities. In the event Agent or any Lender shall bid at any foreclosure sale or at any private sale permitted by law or the Financing Agreement, Agent or such Lender may bid all or less than the amount of the Liabilities and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Liabilities. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Liabilities shall be conclusively deemed to be the amount of the Liabilities guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

            13.6 Limitation. Notwithstanding any provision contained herein or in any other Financing Agreement to the contrary, the liability of each Obligor (other than the Company) under this Section 13 (which liability is in any event in addition to amounts for which such Obligor, to the extent such Obligor is a Borrower, is primarily liable under Section 2), shall be limited to an amount not to exceed as of any date of determination the greater of:

            (a) the net amount of all Loans advanced to any other Obligor under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor; and

            (b) the amount which could be claimed by Agent and Lenders from such Obligor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Obligor's right of contribution and indemnification from each other Obligor under Section 13.7.

            13.7 Contribution with Respect to Guaranty Obligations.

            (a) To the extent that any Obligor shall make a payment under this
Section 13 of all or any of the Liabilities (other than a payment in respect of Loans made to that Obligor for which it is primarily liable as a Borrower, to the extent applicable) (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by any other Obligor, exceeds the amount which such Obligor would otherwise have paid if each Obligor had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion that such Obligor's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Obligors as determined immediately prior to the making of such Guarantor Payment, then, following the final payment in full of the Liabilities and termination of the Commitments, such Obligor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Obligor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

            (b) As of any date of determination, the "Allocable Amount" of any Obligor shall be equal to the maximum amount of the claim which could then be recovered from such Obligor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

            (c) This Section 13.7 is intended only to define the relative rights of Obligors and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of Obligors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including the other provisions of this Section 13. Nothing contained in this Section 13.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

            (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Obligor to which such contribution and indemnification is owing.

            (e) The rights of any indemnifying Obligor against other Obligors under this Section 13.7 shall be exercisable upon the final payment in full of the Liabilities (other than indemnification Liabilities pursuant to subsection
10.19 hereof to the extent no claims giving rise thereto have then been asserted against any Indemnitee).

            13.8 Liability Cumulative. The liability of Obligors under this
Section 13 is in addition to and shall be cumulative with all liabilities of each Obligor to Agent and Lenders under this Agreement and the other Financing Agreements to which such Obligor is a party or in respect of any Liabilities or obligation of the other Obligor, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date and year first above written.

                                  ACTION PERFORMANCE COMPANIES, INC.,
                                  as Borrower Representative and an Obligor


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Chief Financial Officer
                                        ----------------------------------------


                                  RACING COLLECTABLES CLUB OF
                                  AMERICA, INC., as a Borrower


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Vice President and Assistant Secretary
                                        ----------------------------------------


                                  ACTION RACING COLLECTABLES, INC.,
                                  as a Borrower


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Vice President and Assistant Secretary
                                        ----------------------------------------


                                  ACTION SPORTS IMAGE, L.L.C., as a Borrower


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Chief Financial Officer of Action
                                        ----------------------------------------
                                         Performance Companies, Inc., its
                                         sole member

                                  AW ACQUISITION CORP.,
                                  as a Subsidiary Guarantor


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Vice President, Treasurer, Chief
                                        ----------------------------------------
                                         Financial Officer, and Assistant
                                         Secretary

                                  GORACING.COM, INC.,
                                  as a Subsidiary Guarantor


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Chief Financial Officer and Secretary
                                        ----------------------------------------

                 [Signature Page to Loan and Security Agreement]

                                  THE FAN CLUB COMPANY, L.L.C.,
                                  as a Subsidiary Guarantor


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Vice President and Assistant Secretary
                                        ----------------------------------------
                                         of Racing Collectables Club of America,
                                         Inc., its sole member

                                  GORACING DIRECT SALES, L.L.C.,
                                  as a Subsidiary Guarantor


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: President
                                        ----------------------------------------


                                  GORACING INTERACTIVE SERVICES, INC.,
                                  as a Subsidiary Guarantor


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Vice President and Assistant Secretary
                                        ----------------------------------------


                                  ACTION CORPORATE SERVICES, INC.,
                                  as a Subsidiary Guarantor


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: President
                                        ----------------------------------------


                                  RYP, INC., as a Subsidiary Guarantor


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Vice President, Treasurer, Chief
                                        ----------------------------------------
                                         Financial Officer, and Assistant
                                         Secretary

                                  CREATIVE MARKETING & PROMOTIONS, INC.,
                                  as a Subsidiary Guarantor


                                  By: /s/ R. David Martin
                                     -------------------------------------------
                                  Title: Vice President, Treasurer, Chief
                                        ----------------------------------------
                                         Financial Officer, and Assistant
                                         Secretary

                 [Signature Page to Loan and Security Agreement]

                                  AMERICAN NATIONAL BANK AND TRUST COMPANY OF
                                  CHICAGO, as Agent and Lender


                                  By:
                                     -------------------------------------------
                                  Title:
                                        ----------------------------------------

                 [Signature Page to Loan and Security Agreement]

                                  SCHEDULE 1.1

                                 REVOLVING LOAN
                                   COMMITMENTS



Lender                                            Revolving Loan Commitment
------                                            -------------------------
American National Bank and Trust Company          $30,000,000
of Chicago